UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.__)

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☒    Definitive Proxy Statement
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☐    Soliciting Material under §240.14a-12
Lemonade, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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NOTICE & PROXY STATEMENT
Annual Meeting of Stockholders

June 5, 2024
10:00 a.m. (Eastern time)

LEMONADE, INC. 5 Crosby Street, 3rd Floor New York, New York 10013

April 24, 2024

To Our Stockholders:

You are cordially invited to attend the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Lemonade, Inc. at 10:00 a.m. Eastern time, on Wednesday, June 5, 2024. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast.

The Notice of Annual Meeting of Stockholders and Proxy Statement on the following pages describe the matters to be presented at the Annual Meeting. Please see the section called “Who can attend the Annual Meeting?” on page 4 of the proxy statement for more information about how to attend the meeting online.
Whether or not you attend the Annual Meeting online, it is important that your shares be represented and voted at the Annual Meeting. Therefore, we urge you to promptly vote and submit your proxy by phone, via the Internet, or, if you received paper copies of these materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If you have previously received our Notice of Internet Availability of Proxy Materials, then instructions regarding how you can vote are contained in that notice. If you have received a proxy card, then instructions regarding how you can vote are contained on the proxy card. If you decide to attend the Annual Meeting, you will be able to vote online, even if you have previously submitted your proxy.
Thank you for your support.
Sincerely,

Daniel Schreiber
Co-Founder, Chief Executive Officer and Chairman of the Board of Directors

Shai Wininger
Co-Founder, President and Director

LEMONADE, INC.
5 Crosby Street, 3rd Floor
New York, New York 10013

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Wednesday, June 5, 2024

The Annual Meeting of Stockholders (the “Annual Meeting”) of Lemonade, Inc., a public benefit corporation organized under Delaware law (the “Company”), will be held at 10:00 a.m. Eastern time on Wednesday, June 5, 2024. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. We believe the virtual meeting technology provides expanded stockholder access while providing stockholders the same rights and opportunities to participate as they would have at an in-person meeting. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/LMND2024 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. The Annual Meeting will be held for the following purposes:

•To elect Daniel Schreiber and Mwashuma Nyatta as Class I Directors to serve until the 2027 Annual Meeting of Stockholders, and until their respective successors have been duly elected and qualified;
•To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024;
•To approve, on an advisory (non-binding) basis, the compensation of our named executive officers; and
•To transact such other business as may properly come before the Annual Meeting or any continuation, postponement, or adjournment of the Annual Meeting.

Holders of record of our common stock as of the close of business on April 11, 2024 are entitled to notice of and to vote at the Annual Meeting, or any continuation, postponement or adjournment of the Annual Meeting. A complete list of such stockholders will be open to the examination of any stockholder for a period of ten days prior to the Annual Meeting for a purpose germane to the meeting by sending an email to Dennis Monaghan, General Counsel and Secretary, at ir@lemonade.com, stating the purpose of the request and providing proof of ownership of Company stock. The Annual Meeting may be continued or adjourned from time to time without notice other than by announcement at the Annual Meeting.
It is important that your shares be represented regardless of the number of shares you may hold. Whether or not you plan to attend the Annual Meeting online, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the enclosed return envelope. Promptly voting your shares will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.
By Order of the Board of Directors
Dennis Monaghan
General Counsel and Secretary
New York, New York
April 24, 2024

LEMONADE, INC.
5 Crosby Street, 3rd Floor
New York, New York 10013
PROXY STATEMENT
This proxy statement is furnished in connection with the solicitation by the Board of Directors of Lemonade, Inc. of proxies to be voted at our Annual Meeting of Stockholders to be held on Wednesday, June 5, 2024 (the “Annual Meeting”), at 10:00 a.m. Eastern time, and at any continuation, postponement, or adjournment of the Annual Meeting. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. We believe the virtual meeting technology provides expanded stockholder access while providing stockholders the same rights and opportunities to participate as they would have at an in-person meeting. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/LMND2024 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials.
Holders of record of shares of our common stock, $0.00001 par value per share, as of the close of business on April 11, 2024 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement, or adjournment of the Annual Meeting. As of the Record Date, there were 70,501,578 shares of common stock outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on any matter presented to stockholders at the Annual Meeting, subject to certain regulatory restrictions included in our Amended and Restated Certificate of Incorporation applicable to holders of more than 9.9% of our outstanding common stock.

This proxy statement and the Company’s Annual Report to Stockholders for the year ended December 31, 2023 (the “2023 Annual Report”) will be released on or about April 24, 2024 to our stockholders on the Record Date.
In this proxy statement, “Lemonade”, “Company”, “we”, “us”, and “our” refer to Lemonade, Inc. and its consolidated subsidiaries, including Lemonade Insurance Company, Lemonade Insurance Agency LLC, and Metromile, LLC.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON WEDNESDAY, JUNE 5, 2024

This Proxy Statement and our 2023 Annual Report to Stockholders are available at
http://www.proxyvote.com/
Proposals
At the Annual Meeting, our stockholders will be asked:
•To elect Daniel Schreiber and Mwashuma Nyatta as Class I Directors to serve until the 2027 Annual Meeting of Stockholders, and until their respective successors have been duly elected and qualified;
•To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024;
•To approve, on an advisory (non-binding) basis, the compensation of our named executive officers; and
•To transact such other business as may properly come before the Annual Meeting or any continuation, postponement, or adjournment of the Annual Meeting.

Recommendations of the Board

The Board of Directors (the “Board”) recommends that you vote your shares as indicated below. If you return a properly completed proxy card, or vote your shares by telephone or Internet, your shares of common stock will be voted on your behalf as you direct. If not otherwise specified, the shares of common stock represented by the proxies will be voted, and the Board of Directors recommends that you vote:
•FOR the election of Daniel Schreiber and Mwashuma Nyatta as Class I Directors;
•FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and
•FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.

We know of no other business that will be presented at the Annual Meeting. If any other matter comes before the stockholders for a vote at the Annual Meeting, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.
Information About This Proxy Statement
Why you received this proxy statement. You are viewing or have received these proxy materials because Lemonade’s Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and that is designed to assist you in voting your shares.
Notice of Internet Availability of Proxy Materials. As permitted by SEC rules, Lemonade is making this proxy statement and its 2023 Annual Report available to its stockholders electronically via the Internet. On or about April 24, 2024, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) containing instructions on how to access this proxy statement and our 2023 Annual Report and vote online. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Internet Notice instructs you on how to access and review all of the important information contained in the proxy statement and 2023 Annual Report. The Internet Notice also instructs you on how you may submit your proxy over the Internet. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Internet Notice.
Printed Copies of Our Proxy Materials. If you received printed copies of our proxy materials, then instructions regarding how you can vote are contained on the proxy card included in the materials.
Householding. The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Broadridge at the above phone number or address.

QUESTIONS AND ANSWERS ABOUT THE 2024 ANNUAL MEETING OF STOCKHOLDERS
Who is entitled to vote at the Annual Meeting?
The Record Date for the Annual Meeting is April 11, 2024. You are entitled to vote at the Annual Meeting only if you were a stockholder of record at the close of business on that date, or if you hold a valid proxy for the Annual Meeting, up to 9.9% of the total number of votes that may be cast by all the then issued and outstanding shares of common stock entitled to vote on any matter at the Annual Meeting (the “Total Votes”). Pursuant to our Amended and Restated Certificate of Incorporation and in accordance with the regulations of the New York Department of Financial Services, in the event of the exercise of voting rights by any stockholder in excess of 9.90% of the Total Votes, the positive excess (if any) number of votes of such stockholder over 9.90% of the Total Votes shall be distributed pro rata among all of the other stockholders; provided that if any such distribution would result in any other stockholder receiving voting rights in excess of those permitted to be exercised by such stockholder, any such excess number of votes shall itself be distributed pro rata as set forth in the Amended and Restated Certificate of Incorporation. Each outstanding share of common stock is entitled to one vote on all matters before the Annual Meeting. At the close of business on the Record Date, there were 70,501,578 shares of common stock outstanding and entitled to vote at the Annual Meeting.
What is the difference between being a “record holder” and holding shares in “street name”?
A record holder holds shares in his or her name. Shares held in “street name” means shares that are held in the name of a bank or broker on a person’s behalf.
Am I entitled to vote if my shares are held in “street name”?
Yes. If your shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials are being provided to you by your bank or brokerage firm, along with a voting instruction card if you received printed copies of our proxy materials. As the beneficial owner, you have the right to direct your bank or brokerage firm how to vote your shares, and the bank or brokerage firm is required to vote your shares in accordance with your instructions. If your shares are held in "street name", and you would like to vote your shares online at the Annual Meeting, you should contact your bank or broker to obtain your 16 digit control number or otherwise vote through the bank or broker.
How many shares must be present to hold the Annual Meeting?
A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting online or by proxy, of the holders of a majority in voting power of the common stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum.
Who can attend the Annual Meeting?
Lemonade has decided to hold the Annual Meeting entirely online this year. You may attend and participate in the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/LMND2024. To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Internet Notice, on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. You may also join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions, or access the list of stockholders as of the Record Date. The meeting webcast will begin promptly at 10:00 a.m. Eastern time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:45 a.m., Eastern time, and you should allow ample time for the check-in procedures. You will need to obtain your own internet access if you choose to attend the Annual Meeting online and/or vote over the internet.

What if a quorum is not present at the Annual Meeting?
If a quorum is not present at the scheduled time of the Annual Meeting, the Chairperson of the Annual Meeting is authorized by our Amended and Restated Bylaws to adjourn the meeting, without the vote of stockholders.
What does it mean if I receive more than one Internet Notice or more than one set of proxy materials?
It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Internet Notice or set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.
How do I vote?
Stockholders of Record. If you are a stockholder of record, you may vote:
•by Internet - You can vote over the Internet at www.proxyvote.com by following the instructions on the Internet Notice or proxy card;
•by Telephone - You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;
•by Mail - You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail; or
•Electronically at the Meeting - If you attend the meeting online, you will need the 16-digit control number included in your Internet Notice, on your proxy card or on the instructions that accompanied your proxy materials to vote electronically during the meeting.
Internet and telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern time, on June 4, 2024. To participate in the Annual Meeting, including to vote via the Internet or telephone, you will need the 16-digit control number included on your Internet Notice, on your proxy card or on the instructions that accompanied your proxy materials.
Whether or not you expect to attend the Annual Meeting online, we urge you to vote your shares as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. If you submit your proxy, you may still decide to attend the Annual Meeting and vote your shares electronically.
Beneficial Owners of Shares Held in “Street Name.” If your shares are held in “street name” through a bank or broker, you will receive instructions on how to vote from the bank or broker. You must follow their instructions in order for your shares to be voted. Internet and telephone voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you would like to vote your shares online at the Annual Meeting, you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. You may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions, or access the list of stockholders as of the Record Date.

Can I change my vote after I submit my proxy?
Yes.
If you are a registered stockholder, you may revoke your proxy and change your vote:

•by submitting a duly executed proxy bearing a later date;
•by granting a subsequent proxy through the Internet or telephone;
•by giving written notice of revocation to the Secretary of Lemonade prior to or at the Annual Meeting; or
•by voting online at the Annual Meeting.

Your most recent proxy card or Internet or telephone proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote online at the Annual Meeting.
If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker, or you may vote online at the Annual Meeting using your 16 digit control number or otherwise voting through your bank or broker.

Who will count the votes?

A representative of Broadridge Financial Solutions, Inc., our inspector of election, will tabulate and certify the votes.

What if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. The Board of Directors’ recommendations are indicated on page 3 of this proxy statement, as well as with the description of each proposal in this proxy statement

Will any other business be conducted at the Annual Meeting?

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

Why hold a virtual meeting?

A virtual meeting enables increased stockholder attendance and participation because stockholders can participate from any location around the world, while providing stockholders the same rights and opportunities to participate as they would have at an in-person meeting. You will be able to attend the Annual Meeting online and submit your questions by visiting www.virtualshareholdermeeting.com/LMND2024. You also will be able to vote your shares electronically at the Annual Meeting by following the instructions above.

What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the virtual meeting website?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website, and the information for assistance will be located on www.virtualshareholdermeeting.com/LMND2024.

Will there be a question and answer session during the Annual Meeting?

As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer questions submitted online during or prior to the meeting that are pertinent to the Company and the meeting matters, as time permits. Only stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “Who can attend the Annual Meeting?” will be permitted to submit questions during the Annual Meeting. Each stockholder is limited to no more than two questions. Questions should be succinct and only cover a single topic. We will not address questions that are, among other things:
•irrelevant to the business of the Company or to the business of the Annual Meeting;
•related to material non-public information of the Company, including the status or results of our business since our last Quarterly Report on Form 10-Q;
•related to any pending, threatened or ongoing litigation;
•related to personal grievances;
•derogatory references to individuals or that are otherwise in bad taste;
•substantially repetitious of questions already made by another stockholder;
•in excess of the two question limit;
•in furtherance of the stockholder’s personal or business interests; or
•out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chairperson or Secretary in their reasonable judgment.

Additional information regarding the Q&A session will be available in the “Rules of Conduct” available on the Annual Meeting webpage for stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “Who can attend the Annual Meeting?”.

How many votes are required for the approval of the proposals to be voted upon and how will abstentions and broker non-votes be treated?

Proposal	Votes required	Effect of Votes Withheld / Abstentions and Broker Non-Votes
Proposal 1: Election of Directors	The plurality of the votes cast. This means that the two nominees receiving the highest number of affirmative “FOR” votes will be elected as Class I Directors.	Votes withheld and broker non-votes will have no effect.
Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes).	Abstentions will have no effect. We do not expect any broker non-votes on this proposal.
Proposal 3: Approval, on an Advisory (Non-Binding) Basis, of the Compensation of Our Named Executive Officers	The affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes).	Abstentions and broker non-votes will have no effect.

What is a “vote withheld” and an “abstention” and how will votes withheld and abstentions be treated?

A “vote withheld,” in the case of the proposal regarding the election of directors, or an “abstention,” in the case of the other proposals to be considered at the Annual Meeting, represents a stockholder’s affirmative choice to decline to vote on a proposal. Votes withheld and abstentions are counted as present and entitled to vote for purposes of determining a quorum. Votes withheld have no effect on the election of directors and abstentions have no effect on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm and the approval on an advisory (non-binding) basis of the compensation of our named executive officers.

What are broker non-votes and do they count for determining a quorum?

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters, such as the election of directors and the approval on an advisory (non-binding) basis of the compensation of our named executive officers. Those items for which your broker cannot vote result in broker non-votes if you do not provide your broker with voting instructions on such items. Broker non-votes count for purposes of determining whether a quorum is present.

Where can I find the voting results of the Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting and we will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC within four business days after the Annual Meeting.

PROPOSALS TO BE VOTED ON
Proposal 1: Election of Directors
We currently have six (6) directors on our Board. At the Annual Meeting, two (2) Class I Directors, Daniel Schreiber and Mwashuma Nyatta, are to be elected to hold office until the Annual Meeting of Stockholders to be held in 2027 and until each such director’s respective successor is elected and qualified or until each such director’s earlier death, resignation or removal.
The proposal regarding the election of directors requires the approval of a plurality of the votes cast. This means that the two nominees receiving the highest number of affirmative “FOR” votes will be elected as Class I Directors. Votes withheld and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
As set forth in our Amended and Restated Certificate of Incorporation, the Board of Directors is currently divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The current class structure is as follows: Class I, whose current term expires at the Annual Meeting and whose subsequent term, if elected, will expire at the 2027 Annual Meeting of Stockholders; Class II, whose current term expires at the 2025 Annual Meeting of Stockholders and whose subsequent term will expire at the 2028 Annual Meeting of Stockholders; and Class III, whose current term expires at the 2026 Annual Meeting of Stockholders and whose subsequent term will expire at the 2029 Annual Meeting of Stockholders. The current Class I Directors are Daniel Schreiber and Mwashuma Nyatta; the current Class II Directors are Shai Wininger and Dr. Samer Haj-Yehia; and the current Class III Directors are Michael Eisenberg and Debra Schwartz.
Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the authorized number of directors may be changed from time to time by the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our Company. Our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of our outstanding capital stock entitled to vote in the election of directors.
If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote the shares of common stock represented thereby for the election as Class I Directors of the person whose name and biography appears below. In the event that any of Mr. Schreiber and Mr. Nyatta should become unable to serve, or for good cause will not serve, as a director, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors or the Board may elect to reduce its size. The Board of Directors has no reason to believe that any of Mr. Schreiber and Mr. Nyatta will be unable to serve if elected. Each of Mr. Schreiber and Ms. Nyatta has consented to being named in this proxy statement and to serve if elected.
Vote required
The proposal regarding the election of directors requires the approval of a plurality of the votes cast. This means that the two nominees receiving the highest number of affirmative “FOR” votes will be elected as Class I Directors.
Votes withheld and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the election of each of the below Class I Director nominees.

Nominees For Class I Director (terms to expire at the 2027 Annual Meeting)

The current members of the Board of Directors who are also nominees for election to the Board of Directors as Class I Directors are as follows:

Name	Age	Served as a Director Since	Position with Lemonade
Daniel Schreiber	53	2015	Co-Founder, Chief Executive Officer, and Chairman of the Board
Mwashuma Nyatta	44	2018	Director

The principal occupations and business experience, for at least the past five years of each Class I Director Nominee for election at the Annual Meeting are as follows:

Daniel Schreiber

Daniel Schreiber has served as our Co-Founder, Chief Executive Officer, and Chairman of our board of directors since our founding in June 2015. Prior to co-founding Lemonade in 2015, Mr. Schreiber served as President and a member of the board of directors of Powermat Technologies Ltd., a wireless charging solutions and technology company, from 2011 to 2015. From 2003 to 2011, he served as Senior Vice President of Marketing and Vice President of Marketing and Business Development at SanDisk and M-Systems (which was acquired by SanDisk in 2006), respectively. In 1997, Mr. Schreiber co-founded and acted as the Chief Executive Officer of Alchemedia Inc., an internet security software company acquired by Finjan Software in 2002. Prior to that, Mr. Schreiber practiced corporate commercial law at Herzog, Fox & Neeman, and was a member of the Israeli Bar Association. He holds a Bachelor of Laws with First Class Honors from King’s College London. We believe Mr. Schreiber is qualified to serve on our board of directors due to his perspective and experience from serving as a Co-Founder and Chief Executive Officer, as well as his experience leading technology companies.

Mwashuma (Shu) Nyatta

Mwashuma (Shu) Nyatta has served as a member of our board of directors since November 2018. Mr. Nyatta is also an independent board member for a number of private companies. In May 2022, Mr. Nyatta founded Bicycle Capital, a growth equity investment firm, and serves as its founder and managing partner. Prior to Bicycle, he was a Managing Partner at SoftBank, which he joined in 2015. At SoftBank, he invested in and sat on the boards of multiple high-growth companies across varied industries and geographies. Prior to SoftBank, Mr. Nyatta served as a Vice President at J.P. Morgan from 2011 to 2015. Mr. Nyatta has passed the Series 63 Uniform Securities Agent State Law Exam and the Series 79 Investment Banking Representative Exam, both administered by FINRA. He holds a Bachelor of Arts in Economics from Harvard College, as well as a Master of Science in Anthropology with Distinction from Oxford University, where he was a Rhodes Scholar. We believe Mr. Nyatta is qualified to serve on our board of directors due to his experience in the finance field and his service as a director at numerous companies.

Continuing members of the Board of Directors:

Class II Directors (terms to expire at the 2025 Annual Meeting)

The current members of the Board of Directors who are Class II Directors are as follows:

Name	Age	Served as a Director Since	Position with Lemonade
Shai Wininger	50	2015	Co-Founder, President and Director
Dr. Samer Haj-Yehia	54	2023	Director
The principal occupations and business experience, for at least the past five years, of each Class II Director are as follows:

Shai Wininger

Shai Wininger has served in various roles, including as our Co-Founder, Co-Chief Executive Officer, Secretary, Treasurer, and Chief Technology Officer, since our founding in June 2015. Mr. Wininger has served as our President since January 1, 2024, and is a member of our board of directors since June 2015. Prior to co-founding Lemonade in 2015, Mr. Wininger founded Fiverr Ltd. in 2009, and as the Chief Technology Officer, managed the engineering, design, and product departments. Prior to 2010, Mr. Wininger served in senior management capacities for companies including: from 2005 to 2010, Mobideo Aerospace, an industrial grade analytics and control platform; from 2003 to 2005, Handsmart Software, a mobile licensing platform for content driven, mobile apps; and from 1999 to 2003, Trimus Inc., a virtual reality web browser. Mr. Wininger also served as a resident faculty member of Computer Graphics at The Neri Bloomfield Academy of Design and Education from 2002 to 2007 in Haifa, Israel. We believe Mr. Wininger is qualified to serve on our board of directors due to his visionary perspective, technical acumen, and experience in founding and leading technology companies.

Dr. Samer Haj-Yehia

Dr Samer Haj-Yehia has served as a member of our board of directors since November 2023. Until October 2023, he was the Group Executive Chairman of Bank Leumi, Israel’s largest and oldest bank. Under his leadership since 2019, Leumi became the largest and most efficient bank in Israel, grew its income and profitability, and underwent technological transformation and innovation. While in the US, Dr. Haj-Yehia practiced investment management, trading, and fintech innovation at leading financial institutions, including at Fidelity. He also served as a member of public and government committees, teaches finance and fintech at Reichman University, and is a guest speaker at international conferences. Dr. Haj-Yehia holds a Ph.D. in economics from MIT, and an MBA (summa cum laude), LLB, MA (magna cum laude) in economics, and BA (magna cum laude) in accounting, all from Hebrew University. He is a CFA charterholder. We believe Dr. Samer Haj-Yehia is qualified to serve on our board of directors due to his extensive executive and board experience at various conglomerates across multiple industries in Israel and the US.

Class III Directors (terms to expire at the 2026 Annual Meeting)

The current members of the Board of Directors who are Class III Directors are as follows:

Name	Age	Served as a Director Since	Position with Lemonade
Michael Eisenberg	52	2015	Lead Independent Director
Debra Schwartz	45	2023	Director

The principal occupations and business experience, for at least the past five years, of each Class III Director are as follows:

Michael Eisenberg

Michael Eisenberg has served as a member of our board of directors since July 2015. Mr. Eisenberg is a Partner at Aleph, an early stage venture capital fund that invests in Israeli entrepreneurs, which he joined in July 2013. In addition to his role on our board of directors, Mr. Eisenberg serves as a member of the board of several private companies. He holds a Bachelor of Arts in Political Science from Yeshiva University. We believe Mr. Eisenberg is qualified to serve on our board of directors due to his technology investment experience and his service as a director at numerous companies.

Debra Schwartz

Debra Schwartz has served as a member of our board of directors since November 2023. She is currently the Chief Financial Officer of H1, a leading healthcare data technology company whose mission is to connect the world to the right doctors. She previously served as CFO at Cameo, the celebrity video shoutout pioneer, and at Bustle Digital Group, the digital media provider. Ms. Schwartz spent more than a decade as an equity analyst with Goldman Sachs and Credit Suisse, and holds an MBA from Harvard University, and a BA/BS from the University of Pennsylvania. We believe Ms. Schwartz is qualified to serve on our board of directors as she is a seasoned financial leader skilled at enabling companies to innovate, grow and scale.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024. Our Board has directed that this appointment be submitted to our stockholders for ratification at the Annual Meeting. Although ratification of our appointment of Ernst & Young LLP is not required, we value the opinions of our stockholders and believe that stockholder ratification of our appointment is a good corporate governance practice.

Ernst & Young LLP also served as our independent registered public accounting firm for the fiscal year ended December 31, 2023. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors, providing audit and non-audit related services. A representative of Ernst & Young LLP is expected to attend the Annual Meeting and to have an opportunity to make a statement and be available to respond to appropriate questions from stockholders.

In the event that the appointment of Ernst & Young LLP is not ratified by the stockholders, the Audit Committee will consider this fact when it appoints the independent registered public accounting firm for the fiscal year ending December 31, 2025. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee retains the discretion to appoint a different independent registered public accounting firm at any time if it determines that such a change is in the interest of the Company.
Vote Required
This proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast. Abstentions are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal. Because brokers have discretionary authority to vote on the ratification of the appointment of Ernst & Young LLP, we do not expect any broker non-votes in connection with this proposal.
Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee has reviewed the audited consolidated financial statements of Lemonade, Inc. (the “Company”) for the fiscal year ended December 31, 2023 and has discussed these financial statements with management and the Company’s independent registered public accounting firm. The Audit Committee has also received from, and discussed with, the Company’s independent registered public accounting firm various communications that such independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission.

The Company’s independent registered public accounting firm also provided the Audit Committee with a formal written statement required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence) describing all relationships between the independent registered public accounting firm and the Company, including the disclosures required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from the Company.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Dr. Samer Haj-Yehia (Chair)
Mwashuma (Shu) Nyatta
Debra Schwartz

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS
The following table summarizes the fees of Ernst & Young LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years for audit services, and billed to us in each of the last two fiscal years for other services:

Fee Category	2023	2022
Audit Fees	$2,829,172	$2,264,922
Audit-Related Fees	35,000	21,325
Tax Fees	249,301	99,354
All Other Fees	—	—
Total Fees	$3,113,473	$2,385,601
Audit Fees
Audit fees consist of professional services rendered for the annual audit of consolidated financial statements, audit of statutory financial statements of subsidiaries and review of quarterly consolidated financial statements for the years ended December 31, 2023 and 2022.
Audit-Related Fees
Audit-related fees consist of System Organizational Controls Type 2 report on controls assessment over information technology systems for the years ended December 31, 2023 and 2022.
Tax Fees
Tax fees consist of professional services rendered for tax compliance services and various tax consultation services for the years ended December 31, 2023 and 2022.
All Other Fees
There were no other fees for the years ended December 31, 2023 and 2022.
Audit Committee Pre-Approval Policy and Procedures
The Audit Committee has adopted a policy (the “Pre-Approval Policy”) that sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by the independent auditor may be pre-approved. The Pre-Approval Policy generally provides that we will not engage Ernst & Young LLP to render any audit, audit-related, tax or permissible non-audit service unless the service is either (i) explicitly approved by the Audit Committee (“specific pre-approval”) or (ii) entered into pursuant to the pre-approval policies and procedures described in the Pre-Approval Policy (“general pre-approval”). Unless a type of service to be provided by Ernst & Young LLP has received general pre-approval under the Pre-Approval Policy, it requires specific pre-approval by the Audit Committee or by a designated member of the Audit Committee to whom the committee has delegated the authority to grant pre-approvals. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval. For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative. On a periodic basis, the Audit Committee reviews and generally pre-approves the services (and related fee levels or budgeted amounts) that may be provided by Ernst & Young LLP without first obtaining specific pre-approval from the Audit Committee. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations. All services to the Company provided by Ernst & Young LLP in 2022 and 2023 were approved in accordance with the Pre-Approval Policy.

Proposal 3: Approval, on an Advisory (Non-Binding) Basis, of the Compensation of Our Named Executive Officers

As required by Section 14A(a)(1) of the Exchange Act, the below resolution enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay Vote”, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. The Say-on-Pay Vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers described in this Proxy Statement.

We encourage our stockholders to review the “Executive Compensation” section of this Proxy Statement for more information.

As an advisory approval, this proposal is not binding upon us or our Board or the Compensation Committee, which is responsible for the design and administration of our executive compensation program. However, the Board and Compensation Committee value the opinions of our stockholders expressed through your vote on this proposal. The Board and Compensation Committee will consider the outcome of this vote in making future compensation decisions for our named executive officers. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, by a non-binding advisory vote, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion.”

At our 2022 Annual Meeting of Stockholders, the Company’s stockholders recommended, on an advisory basis, that the stockholder vote on the compensation of our named executive officers occur every year. In light of the foregoing recommendation, the Company has determined to hold a “Say-on-Pay” advisory vote every year. Accordingly, our next advisory Say-on-Pay vote (following the non-binding advisory vote at this Annual Meeting) is expected to occur at our 2025 Annual Meeting of Stockholders.

Vote Required

This proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast. Abstentions and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR of the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers for the fiscal year ended December 31, 2023, as described in the Summary Compensation Table and related compensation tables and narrative disclosure set forth in the proxy statement.

EXECUTIVE OFFICERS
The following table identifies our current executive officers:

Name	Age	Position
Daniel Schreiber (1)	53	Co-Founder, Chief Executive Officer and Chairman of the Board
Shai Wininger (2)	50	Co-Founder, President and Director
Tim Bixby (3)	59	Chief Financial Officer and Treasurer
Adina Eckstein (4)	39	Chief Operating Officer
John Peters (5)	52	Chief Insurance Officer
Maya Prosor (6)	39	Chief Business Officer
(1)    See biography on page 11 of this proxy statement.
(2)    See biography on page 12 of this proxy statement.
(3)    Tim Bixby has served as our Chief Financial Officer since June 2017. Since February 2021, he has also served as a director and as chair of the audit committee of the board of directors of Rent the Runway, a leading e-commerce fashion rental and resale business. Prior to joining Lemonade, Mr. Bixby served as Chief Financial Officer of Shutterstock, Inc., a digital content licensing marketplace, from 2011 to 2015. From 1999 to 2011 he served as the Chief Financial Officer, President, and a member of the board of directors of LivePerson, Inc., a provider of cloud mobile and online business messaging solutions. He holds a Bachelor of Arts in Mathematics from Dartmouth College and a Master of Business Administration from Harvard Business School.
(4)    Adina Eckstein has served as the Company’s Chief Operating Officer since July 2021. Prior to becoming our Chief Operating Officer, Ms. Eckstein served as our Vice President of Operations since November 2020. Prior to joining the Company in 2019, Ms. Eckstein served as Chief Operating Officer of HSBC, where she helped one of the world’s largest financial institutions with the digitization of its business. Prior to that, from 2014 to 2016, Ms. Eckstein served as Vice President of Programme and Portfolio at BBC Worldwide, where she led the development and operations of all consumer digital technology. She holds a Bachelor of Arts in Economics in Hebrew University and a Master of Business Administration from Tel Aviv University.

(5)    John Peters has served as our Chief Insurance Officer since September 2016. Prior to joining Lemonade, he served as the Executive Vice President of Commercial Insurance Operations and the Chief Underwriting and Product Officer, Regional Companies Group for Liberty Mutual Insurance from 2011 to 2016. Mr. Peters also spent ten years with McKinsey & Company’s global property-casualty insurance practice, serving in various roles including partner. He holds a Bachelor of Arts in Mathematics and German from Bowdoin College and is a former fellow of the Casualty Actuarial Society.
(6)    Maya Prosor is a founding team member of Lemonade and has served as our Chief Business Officer since July 2022. Prior to becoming our Chief Business Officer, Ms. Prosor served in different roles at Lemonade, including Homeowners company lead from July 2020 to July 2022, and Vice President business development from August 2015 to July 2020. Prior to joining Lemonade in 2015, Ms. Prosor was the Assistant Vice President of market development for the joint venture of Duracell and Powermat Technologies Ltd. a wireless charging solutions and technology company, from 2010 to 2015. She holds a Bachelor of Arts in Business Administration and Entrepreneurship from Reichman University and is a graduate of the Zell Entrepreneurship Program.

CORPORATE GOVERNANCE
General

Our Board of Directors has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics, and charters for our Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee to assist the Board in the exercise of its responsibilities and to serve as a framework for the effective governance of the Company. You can access our current committee charters, our Corporate Governance Guidelines, and our Code of Business Conduct and Ethics in the “Governance” section under “Governance Documents” of the investor relations page of our website located at investor.lemonade.com, or by writing to our Secretary at our offices at 5 Crosby St. 3rd Floor, New York, New York 10013.

Board Composition

Our Board of Directors currently consists of six members: Daniel Schreiber, Shai Wininger, Michael Eisenberg, Dr. Samer Haj-Yehia, Mwashuma Nyatta and Debra Schwartz. As set forth in our Amended and Restated Certificate of Incorporation, the Board of Directors is currently divided into three classes with staggered, three-year terms. At each Annual Meeting of Stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the authorized number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our Company. Our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of our capital stock entitled to vote in the election of directors.

Director Independence

Our Board has determined that each of Michael Eisenberg, Dr. Samer Haj-Yehia, Mwashuma Nyatta and Debra Schwartz qualifies as “independent” in accordance with the listing requirements of The New York Stock Exchange (the “NYSE”). Our Board of Directors previously determined that each of Silvija Martincevic and Irina Novoselsky qualified as independent during the period in which each served on our Board in 2023 until the effective dates of their respective resignations on November 21, 2023. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. Daniel Schreiber and Shai Wininger are not independent. There are no family relationships among any of our directors or executive officers.

Director Candidates

The Nominating and Corporate Governance Committee is primarily responsible for searching for qualified director candidates for election to the Board and filling vacancies on the Board. To facilitate the search process, the Nominating and Corporate Governance Committee may solicit current directors and executives of the Company for the names of potentially qualified candidates or ask directors and executives to pursue their own business contacts for the names of potentially qualified candidates. The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates, or consider director candidates recommended by our stockholders. Once potential candidates are identified, the Nominating and Corporate Governance Committee reviews the backgrounds of those candidates, evaluates candidates’ independence from the Company and potential conflicts of interest and determines if candidates meet the qualifications desired by the Nominating and Corporate Governance Committee for candidates for election as a director. The Nominating and Corporate Governance Committee and Board recommended each of Mr. Schreiber and Mr. Nyatta for election at the Annual Meeting to serve as Class I directors.

In evaluating the suitability of individual candidates (both new candidates and current Board members), the Nominating and Corporate Governance Committee, in recommending candidates to the Board, and the Board, in approving and recommending for election (and, in the case of vacancies, appointing) such candidates, will consider candidates who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. In evaluating director candidates, the Nominating and Corporate Governance Committee and the Board may also consider the following criteria as well as any other factor that they may deem to be relevant: the candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company; the candidate’s experience as a board member of another publicly held company; the candidate’s professional and academic experience relevant to the Company’s industry; the strength of the candidate’s leadership skills; the candidate’s experience in finance and accounting and/or executive compensation practices; and whether the candidate has the time required for preparation, participation and attendance at Board meetings and committee meetings, if applicable. In addition, the Board will consider whether there are potential conflicts of interest with the candidate’s other personal and professional pursuits. In addition, the Board monitors the mix of specific experience, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure. Although the Board does not have a formal written diversity policy with respect to the evaluation of director candidates, in its evaluation of director candidates, the Nominating and Corporate Governance Committee will consider factors including, without limitation, issues of character, integrity, judgment, and diversity, and with respect to diversity, such factors as gender, race, ethnicity, experience, and area of expertise, as well as other individual qualities and attributes that contribute to the total diversity of viewpoints and experience represented on the Board.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to the Nominating and Corporate Governance Committee, c/o Secretary, Lemonade, Inc., 5 Crosby St. 3rd Floor, New York, New York 10013. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates recommended by other sources.

Communications from Interested Parties

Anyone who would like to communicate with, or otherwise make his or her concerns known directly to the chairperson of any of the Audit, Nominating and Corporate Governance, and Compensation Committees, or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to the Secretary of Lemonade, c/o Secretary, Lemonade, Inc. 5 Crosby Street, 3rd Floor, New York, New York 10013, who will forward such communications to the appropriate party. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Michael Eisenberg, Dr. Samer Haj-Yehia and Mwashuma (Shu) Nyatta, with Mr. Eisenberg serving as Chair. No member of our Compensation Committee is or has been an officer or employee of the Company.

During 2023, none of our executive officers served as a member of the Board of Directors or Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Board Leadership Structure and Role in Risk Oversight

Our Amended and Restated Bylaws and Corporate Governance Guidelines provide our Board of Directors with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of our Company. Currently, the roles are combined, with Daniel Schreiber serving as Chairman of the Board and Chief Executive Officer. Our Board has determined that combining the roles of Chairman of the Board and Chief Executive Officer is in the best interests of our Company and its stockholders at this time because it promotes unified leadership by Mr. Schreiber and allows for a single, clear focus for management to execute the Company's strategy and business plans. For these reasons and because of the strong leadership of Mr. Schreiber, our Board has concluded that our current leadership structure is appropriate at this time.

However, our Board of Directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate. Our Corporate Governance Guidelines provide that whenever the Chairman of the Board is also a member of management or is a director that does not otherwise qualify as an independent director, the independent directors may elect a lead director whose responsibilities include, but are not limited to, presiding over all meetings of the Board at which the Chairman of the Board is not present, including any executive sessions of the independent directors; approving Board meeting schedules and agendas; and acting as the liaison between the independent directors and the Chairman of the Board, as appropriate. Currently, Mr. Eisenberg serves as our Lead Independent Director.

Risk assessment and oversight are an integral part of our governance and management processes. Our Board of Directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Throughout the year, senior management reviews the risks facing us with the Board of Directors and its standing committees at regular Board and committee meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks. Our Board of Directors has ultimate responsibility for overseeing our risk management process, and assigns certain risk oversight responsibilities to each of its various standing committees that address risks inherent in their respective areas of oversight. Each standing committee is responsible for reporting to the full Board on a periodic basis, as applicable, on the risks it oversees. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure and our Audit Committee is responsible for overseeing our policies with respect to risk assessment and risk management including with respect to the Company’s financial reporting, accounting, and auditing matters, as well as information and cybersecurity matters. Such oversight includes periodic updates from management on the Company’s major financial risk exposures and, at least twice annually, information and cybersecurity, and steps taken by management to identify, monitor and control these exposures. The Audit Committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related person transactions. Our Nominating and Corporate Governance Committee monitors the effectiveness of the Corporate Governance Guidelines. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The assignment of certain risk oversight functions to the Board’s standing committees enables the full Board to focus on any significant risks deemed most critical by the applicable committee, and to determine the best course of action to manage the risk based on its timeframe and materiality. The Board’s Chairman consults on a regular basis and as needed with senior management and the Board’s committee chairs to ensure that significant issues are timely brought to the attention of the full Board. The Board determines on a case-by-case basis the level of the risk, the timeframe within which it may become problematic to the business, as well as the best course of action to manage the risk such as retaining third party consultants. The Board does not believe that its role in the oversight of our risks affects the Board's leadership structure.

Executive Sessions of Non-Management Directors

As provided in the Corporate Governance Guidelines, the non-management directors meet, without management directors or management present on a regularly scheduled basis, but no less than twice per year. The Company holds an executive session including only independent directors at least once per year. Our Lead Independent Director, Mr. Eisenberg, currently presides over executive sessions.

Code of Ethics

We have a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. We have posted a current copy of the Code of Business Conduct and Ethics on our investor relations website, investor.lemonade.com, in the “Governance” section under “Governance Documents.” In addition, we intend to post on our website all disclosures that are required by law or the rules of the NYSE (the "NYSE Rules") concerning any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.

Anti-Hedging Policy

Our Board of Directors has adopted an Insider Trading Compliance Policy, which applies to all of our directors, officers and employees. The policy prohibits our directors, officers and employees and any entities they control from short sales of the Company’s securities, transactions in puts, calls, or other derivative securities involving the Company’s equity securities, on an exchange, on an over-the-counter market, or in any other organized market, hedging transactions involving the Company’s securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities), or placing Company securities in a margin account.

Attendance by Members of the Board of Directors at Meetings

There were six meetings of the Board of Directors during the fiscal year ended December 31, 2023. During the fiscal year ended December 31, 2023, each director attended at least 75% of the aggregate of (i) all meetings of the Board of Directors and (ii) all meetings of the committees on which the director served during the period in which he or she served as a director.

Under our Corporate Governance Guidelines, which is available on our investor relations website at investor.lemonade.com, a director is expected to spend the time and effort necessary to properly discharge his or her responsibilities. Accordingly, a director is expected to regularly prepare for and attend meetings of the Board and all committees on which the director sits (including separate meetings of the independent directors), with the understanding that, on occasion, a director may be unable to attend a meeting. A director who is unable to attend a meeting of the Board or a committee of the Board is expected to notify the Chairman of the Board or the Chair of the appropriate committee in advance of such meeting, and, whenever possible, participate in such meeting via teleconference in the case of an in-person meeting. We do not maintain a formal policy regarding director attendance at the Annual Meeting of Stockholders; however, we encourage our directors to attend our annual meeting of stockholders. Three of our directors attended the 2023 Annual Meeting of Stockholders.

COMMITTEES OF THE BOARD
Our Board has established three standing committees—Audit, Compensation and Nominating and Corporate Governance—each of which operates under a written charter that has been approved by our Board.
The members of each of the Board committees and committee Chairpersons are set forth in the following chart.

Name	Audit	Compensation	Nominating and Corporate Governance
Michael Eisenberg		Chair	X
Dr. Samer Haj-Yehia	Chair	X
Mwashuma (Shu) Nyatta	X	X
Debra Schwartz	X		Chair

Audit Committee
Our Audit Committee’s responsibilities include:
•appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;
•reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
•monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;
•discussing our risk management and risk assessment policies;
•establishing policies regarding hiring employees or former employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;
•meeting independently with our internal auditing staff (or other personnel responsible for the internal audit function) and with the independent registered public accounting firm and management; and
•reviewing and approving or ratifying any related person transactions.
The Audit Committee charter is available on our investor relations website at investor.lemonade.com. The members of the Audit Committee are Dr. Samer Haj-Yehia, Mwashuma Nyatta and Debra Schwartz. Dr. Samer Haj-Yehia serves as the Chairperson of the committee. Our Board has affirmatively determined that each of Dr. Haj-Yehia, Mr. Nyatta and Ms. Schwartz is independent for purposes of serving on an audit committee under Rule 10A-3 promulgated under the Exchange Act and the NYSE Rules, including those related to Audit Committee membership. Our Board previously determined that each of Ms. Novoselsky and Ms. Martincevic qualified as independent for purposes of serving on an audit committee under Rule 10A-3 promulgated under the Exchange Act and the NYSE Rules, including those related to the Audit Committee membership for the period in which they each served.

The members of our Audit Committee meet the requirements for financial literacy under the applicable NYSE Rules. In addition, our Board of Directors has determined that Dr. Samer Haj-Yehia, Mr. Nyatta and Ms. Schwartz each qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. No Audit Committee member currently serves on the audit committee of more than three public companies.

The Audit Committee met four times in 2023.

Compensation Committee

Our Compensation Committee is responsible for assisting the Board in the discharge of its responsibilities relating to the compensation of our executive officers. In fulfilling its purpose, our Compensation Committee has the following principal duties:
•reviewing and approving, or recommending for approval by the Board, the compensation of our Chief Executive Officer and our other executive officers;
•reviewing and approving, or recommending for approval by the Board, our cash and equity incentive plans;
•reviewing and making recommendations to the Board of Directors with respect to director compensation;
•reviewing and discussing annually with management our “Compensation Discussion and Analysis,” to the extent required; and
•reviewing and making recommendations to the Board regarding any employment agreements and any severance arrangements or plans, including any benefits to be provided in connection with a change of control for our Chief Executive Officer, and for our other executive officers.
The Compensation Committee generally considers the Chief Executive Officers recommendations when making decisions regarding the compensation of non-employee directors and executive officers (other than the Chief Executive Officer). Pursuant to the Compensation Committee’s charter, which is available on our investor relations website at investor.lemonade.com, the Compensation Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors to assist in carrying out its responsibilities. In 2023, the Compensation Committee engaged Aon Human Capital Solutions ("Aon HCS"), a division of Aon plc, a compensation consulting firm, to assist in making decisions regarding the amount and types of compensation to provide our executive officers and non-employee directors. As part of this process, the Compensation Committee reviewed a compensation assessment provided by Aon HCS comparing our compensation to that of the group of peer companies within our industry as selected by the Board of Directors, and met with Aon HCS to discuss our executive and non-employee director compensation and to receive input and advice. Aon HCS reports directly to the Compensation Committee. The Compensation Committee has considered the adviser independence factors required under SEC rules as they relate to Aon HCS and has determined that Aon HCS' work does not raise a conflict of interest.

The Compensation Committee may delegate its authority under its charter to one or more subcommittees as it deems appropriate from time to time.

The members of our Compensation Committee are Michael Eisenberg, Dr. Samer Haj-Yehia and and Mwashuma Nyatta. Mr. Eisenberg serves as the Chairperson of the Compensation Committee. Each member of the Compensation Committee qualifies as an independent director under NYSE’s heightened independence standards for members of a compensation committee and as a “non-employee director” as defined in Rule 16b-3 of the Exchange Act. Our Board previously determined that Ms. Novoselsky qualified as an independent director under NYSE's heightened independence standards for members of a compensation committee for the period in which she previously served on the Compensation Committee prior to the effective date of her resignation on November 21, 2023.

The Compensation Committee acted by unanimous written consent during the year.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s responsibilities include:

•identifying individuals qualified to become board members;
•recommending to the Board of Directors the persons to be nominated for election as directors and to each board committee;
•reviewing the criteria for selecting members of the Board of Directors as set forth in the Corporate Governance Guidelines;
•developing and recommending to the Board of Directors Corporate Governance Guidelines; and
•overseeing an annual evaluation of the Board of Directors.
The Nominating and Corporate Governance Committee charter is available on our website at investor.lemonade.com. The members of our Nominating and Corporate Governance Committee are Debra Schwartz and Michael Eisenberg. Ms. Debra Schwartz serves as the Chairperson of the Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee qualifies as independent under the NYSE Rules. The Nominating and Corporate Governance Committee has the authority to consult with outside advisors or retain search firms to assist in the search for qualified candidates, or consider director candidates recommended by our stockholders. Ms. Martincevic previously served on the Nominating and Corporate Governance Committee prior to the effective date of her resignation on November 21, 2023, and our Board previously determined that she qualified as independent under the NYSE Rules for the period in which she served.

The Nominating and Corporate Governance Committee acted by unanimous written consent during the year.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
General

In this Compensation Discussion and Analysis (“CD&A”), we provide an overview and analysis of the compensation awarded to or earned by our named executive officers identified in the "Summary Compensation Table" below (each, an “NEO”) during fiscal 2023, including the elements of our compensation program for NEOs, material compensation decisions made under that program for fiscal 2023 and the material factors considered in making those decisions. In 2023, our “named executive officers” and their positions were as follows:

•Daniel Schreiber, Co-Founder and Co-Chief Executive Officer;
•Shai Wininger, Co-Founder, Co-Chief Executive Officer and President;
•Tim Bixby, Chief Financial Officer and Treasurer;
•Adina Eckstein, Chief Operating Officer;
•John Peters, Chief Insurance Officer; and
•Maya Prosor, Chief Business Officer

Effective January 1, 2024, Daniel Schreiber was appointed sole Chief Executive Officer and Shai Wininger was appointed President. They believe that the clarity this leadership structure provides outweighs the benefits of the Co-Chief Executive Officer structure. For purposes herein of 2023, including Executive Compensation, Daniel Schreiber and Shai Wininger are presented as Co-Chief Executive Officers (“Co-CEOs”).

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs.

Executive Summary

2023 Performance Highlights and Pay for Performance

Our executive compensation programs are designed to deliver pay in accordance with corporate and individual performance, rewarding superior performance and providing consequences for underperformance. We believe that the compensation of our NEOs for fiscal year 2023 was aligned with the Company’s performance during 2023. The table below presents our key financial results of operations (1) and highlights of the Company's performance for the years ended December 31, 2023 and December 31, 2022 ($ amount in millions):

	December 31,
	2023	2022	Change	% Change
Gross written premium	$738.4	$555.7	$182.7	33%
Total Revenue	$429.8	$256.7	$173.1	67%
Loss and loss adjustment expenses	$280.4	$167.3	$113.1	68%
Net Loss	$(236.9)	$(297.8)	$60.9	(20)%
(1) Refer to "Management's Discussion and Analysis - Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2023 that accompanies this Proxy Statement.

•Gross written premium increased by $182.7 million, or 33%, to $738.4 million for the year ended December 31, 2023 as compared to the year ended December 31, 2022. The increase was primarily due to a 12% increase in net added customers driven by the success of our digital advertising campaigns and partnerships. We also continued to expand our geographic footprint and product offerings. In addition, we saw a 7% increase in premiums per customer year primarily due to an increasing prevalence of multiple policies per customer, growth in the overall average policy value, and continued shift in the mix of underlying products toward higher value policies.
•Total revenue increased $173.1 million, or 67% to $429.8 million due primarily to the increase in gross written premium, an increase in ceding commission on earned premiums ceded to third party reinsurers and an increase in commissions and other income mainly from premiums placed with third-party insurance companies, an increase in investment income and increased installment fees.

•Loss and Loss Adjustment Expenses, net increased $113.1 million, or 68%, to $280.4 million for the year ended December 31, 2023 compared to the year ended December 31, 2022. The increase was primarily in line with growth in premium, increase in net retained losses due to change in participation under the proportional reinsurance contract and increased claims costs due to impact of inflation.

In order to align pay with performance, a significant portion of our NEOs’ compensation is delivered in the form of equity awards which depend on our actual performance. For fiscal year 2023, approximately 79% of our NEOs’ total target compensation was in the form of equity awards, which vest based on service period.

2023 Compensation Highlights

Consistent with our compensation philosophy, key compensation decisions for 2023 included the following:

•Base Salaries. The 2023 base salaries for our NEOs remained consistent with the 2022 base salaries, or was increased in order to appropriately position compensation in relation to the market median, based on the market analysis of our independent compensation consultant, as described further below.
•Equity Compensation. In 2023, we granted approximately 79% of our NEOs’ target direct compensation as equity-based compensation in the form of stock options and restricted stock units (RSUs). We believe that equity compensation specifically, stock options and RSUs, effectively align the interests of our executives with those of our stockholders by directly linking compensation to the value of our common stock. Stock options require an increase in stockholder value in order for our NEOs to realize any value.

Compensation Governance and Best Practices

We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. Our key compensation practices include the following:

What We Do		What We Do Not Do
✓	Equity compensation grants to promote executive retention and reward long-term value creation	×	Do not grant uncapped cash incentives or guaranteed equity compensation
✓	Fully independent directors on Compensation Committee	×	Do not provide compensation-related tax gross ups
✓	Clawback policy in place	×	Do not provide significant perquisites
✓	Engage an independent compensation consultant to advise our Compensation Committee	×	Do not permit hedging or pledging of Company securities

Executive Compensation Objectives and Philosophy

The key objective in our executive compensation program is to attract, motivate, and reward leaders who create an inclusive and diverse environment and have the skills and experience necessary to successfully execute on our strategic plan to maximize stockholder value. Our executive compensation program is designed to:

•Attract and retain talented and experienced executives in a competitive and dynamic market;
•Motivate our NEOs to help our Company achieve the best possible financial and operational results;
•Provide reward opportunities consistent with our performance on both a short-term and long-term basis; and
•Align the long-term interests of our NEOs with those of our stockholders.

We strive to set our overall total compensation at a competitive level. Executives may be compensated above or below the targeted market position based on factors such as experience, performance, scope of position and the competitive demand for proven executive talent, as described further below under “Determination of Executive Compensation.”

Determination of Executive Compensation

Role of Compensation Committee and Management

The Compensation Committee is responsible for establishing and overseeing our executive compensation programs and annually reviews and determines the compensation to be provided to our NEOs.

In setting executive compensation, the Compensation Committee considers a number of factors, including the recommendations of our Board of Directors (the "Board"), the Audit Committee, our Co-CEO's (other than with respect to their own compensation) and our human resources team, current and past total compensation, competitive market data and analysis provided by the Compensation Committee’s independent compensation consultant. Company performance and each executive’s impact on performance, each executive’s relative scope of responsibility and potential, each executive’s individual performance and demonstrated leadership, and internal equity pay considerations. Our Co-CEO's recommendations are based on their evaluation of each of the other NEO’s individual performance and contributions, of which our Co-CEO's have direct knowledge. Our Board makes decisions regarding our Co-CEO's compensation, following recommendation from the Compensation Committee.

The Compensation Committee also considers the results of the annual advisory vote on the compensation of the named executive officers (“Say-on-Pay”) to ensure our executive compensation programs are aligned with the interests of our stockholders.

Role of Compensation Consultant

In order to design a competitive executive compensation program that will continue to attract top executive talent and reflect our compensation philosophy, our Compensation Committee has retained Aon's Human Capital Solutions Practice, a division of Aon plc (Aon), as an independent compensation consultant to provide executive compensation advisory services, help evaluate our compensation philosophy and objectives and provide guidance in administering our executive compensation program. The Compensation Committee has evaluated Aon's independence pursuant to the requirements of NYSE and SEC rules and has determined that Aon does not have any conflicts of interest in advising the Compensation Committee. Aon did not provide any other services to the Company in 2023 for which the amount of fees exceeded $120,000.

In 2023, our Board selected our peer group as follows:

Alteryx, Inc.	Everbridge, Inc.	Nerdwallet, Inc.	Upwork, Inc.
AppFolio, Inc.	Fastly, Inc.	Pager Duty, Inc.	Varonis Systems, Inc.
Appian Corporation	Fiverr International, Inc.	Palomar Holdings, Inc.	Vertex, Inc.
Blend Labs, Inc.	Goosehead Insurance	Q2 Holdings, Inc.	Yext, Inc.
Domo, Inc.	LendingClub Corporation	Rapid7, Inc.	Zuora, Inc.
Duck Creek Technologies	MeridianLink, Inc.	Root, Inc.
Enova International, Inc.	Momentive Global, Inc.	Upstart Holdings, Inc.

In March 2023, Aon provided an analysis of data derived from (i) members of our peer group and (ii) the Radford Global Compensation Database survey, the constituent companies of which were not provided to the Compensation Committee. For 2023, the Compensation Committee used Aon analysis to help structure a competitive executive compensation program, position executive compensation by considering market data, and make individual compensation decisions based on comparable positions at companies with which we compete for talent. While the Compensation Committee does not establish compensation levels solely based on a review of competitive data or benchmark to any particular level, it believes such data is a useful tool in its deliberations as our compensation policies and practices must be competitive in the marketplace for us to be able to attract, motivate and retain qualified executive officers.

Elements of Compensation

The primary elements of our NEOs’ compensation and the main objectives of each are:

•Base Salary. Base salary attracts and retains talented executives, recognizes individual roles and responsibilities, and provides stable income; and
•Equity Compensation. Equity compensation, provided in the form of stock options and RSUs, aligns executives’ interests with our stockholders’ interests, emphasizes long-term financial and operational performance, and helps retain executive talent.

In addition, our NEOs are eligible to participate in our health and welfare programs and our 401(k) plan on the same basis as our other employees. We also maintain severance and change in control arrangements, which aid in attracting and retaining executive talent and help executives to remain focused and dedicated during potential transition periods due to a change in control. Each of these elements of compensation for 2023 is described further below.

Base Salary

The NEOs receive a base salary to compensate them for services rendered to our Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities. Base salaries provide our NEOs with a reasonable degree of financial certainty and stability. Each named executive officer’s initial base salary was provided in their employment agreement.

Our Compensation Committee, and with respect to our Co-CEO's, the Board, annually reviews and determines the base salaries of our executives and evaluates the base salaries of new hires at the time of hire. The increase in base salary for our NEO's in 2023 were determined based on recent market data for comparable positions and companies, including Mr. Bixby’s increase which draws him into the 25th percentile of CFOs in our Peer Group. Mr. Schreiber and Mr. Wininger's base salaries were increased from NIS(1) 105,000 to NIS 152,000 per month effective September 1, 2023. Ms. Eckstein's base salary was increased from NIS 105,000 per month to NIS 122,000 per month effective September 1, 2023. Mr. Bixby's base salary was increased from $450,000 to $685,000 per year effective September 1, 2023. Ms. Prosor's base salary was increase from $360,000 to $400,000 per year effective September 1, 2023. Mr. Peters' base salary decreased from $410,000 to $212,500 per year effective November 15, 2023.Our NEOs’ base salaries were as set forth below:

Name	2023 Annualized Base Salary
Daniel Schreiber	$392,732
Shai Wininger	$392,732
Tim Bixby	$685,000
Adina Eckstein	$360,186
John Peters	$212,500
Maya Prosor	$400,000

The actual base salaries paid to each named executive officer for 2023 are set forth in the Summary Compensation Table in the column entitled “Salary".

(1) Israel New Shekel

Cash Incentive Compensation

We currently do not provide annual cash incentive compensation to our NEOs.

Equity Compensation

We view equity-based compensation as a critical component of our balanced total compensation program. Equity-based compensation creates an ownership culture among our employees that provides an incentive to contribute to the continued growth and development of our business and aligns the interests of our executives with those of our stockholders. We do not currently have any formal policy for determining the number of equity-based awards to grant to named executive officers.

Our Compensation Committee believes it is essential to provide equity-based compensation to our executive officers in order to link the interests and risks of our executive officers with those of our stockholders, reinforcing our commitment to ensuring a strong linkage between company performance and pay. In 2023, we granted equity-based compensation to our NEOs in the form of stock options and restricted stock units. The Board in 2023 also gave our NEOs, excluding the Co-CEOs, the choice to receive stock options or a restricted stock grant of equivalent value.

In 2023, we made the following equity grants to our NEOs:

Name	Number of Shares Underlying Stock Options	Restricted Stock Units
Daniel Schreiber	117,200	—
Shai Wininger	117,200	—
Tim Bixby	160,200	67,000
Adina Eckstein	47,100	98,500
John Peters	—	45,700
Maya Prosor	183,700	—

These grants were approved by the Compensation Committee and the Board following consideration of the factors set forth above under “Determination of Executive Compensation. Each of the stock option and restricted stock unit awards granted in 2023 vest in 16 equal quarterly installments, subject to continued service (refer to Summary Compensation Table and Grants of Plan-Based Awards in 2023).

We maintain an equity incentive plan, the 2020 Incentive Award Plan, referred to below as the 2020 Plan, in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers), and consultants of our company and certain of its affiliates and to enable our company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long-term success. The maximum number of shares of common stock reserved under the 2020 Plan is (i) 3,650,000 shares of our common stock, (ii) any shares which, as of the 2020 Plan’s effective date, are available for issuance under the 2015 Plan, or are subject to awards under the 2015 Plan which are forfeited or lapse unexercised and (iii) an annual increase on the first day of each year beginning in 2021 and ending in and including 2030, equal to the lesser of (A) 5% of the outstanding shares of all classes of our common stock on the last day of the immediately preceding fiscal year and (B) such lesser amount as determined by our Board.

We also maintain the Lemonade, Inc. Amended and Restated 2015 Incentive Share Option Plan (the “2015 Plan”). Following our IPO, we do not make any new grants of awards under the 2015 Plan. Any unvested stock options granted pursuant to the 2015 Plan remain outstanding and continue to vest in accordance with their terms.

The 2015 Plan, and together with the 2020 Plan, the Equity Plans, provide our and our Israeli subsidiary’s employees (including the named executive officers), consultants, non-employee directors, and other service providers and those of our affiliates the opportunity to participate in the equity appreciation of our business through the receipt of options to purchase shares of our common stock. We believe that such stock options encourage a sense of proprietorship and stimulate interest in our development and financial success.

As part of the Metromile Acquisition, we assumed the Metromile 2011 Incentive Stock Plan (“2011 Plan”) and Metromile 2021 Incentive Stock Plan (“2021 Plan”) (collectively referred to as “Assumed Plans”). We also assumed 404,207 equity awards granted under the respective Assumed Plans, which equity awards will be settled in the Company’s common stock. The remaining unallocated shares reserved under both the 2011 and 2021 Plan were cancelled and no new awards will be granted under these Assumed Plans.

As of December 31, 2023, stock options covering an aggregate of 9,595,257 shares and restricted stock units of 3,568,735 of our common stock were outstanding under the Equity Plans.
2020 Employee Stock Purchase Plan

We currently maintain, but have not yet implemented, the 2020 Employee Stock Purchase Plan, which provides increased flexibility to grant options to purchase shares to U.S. and non-U.S. employees.

Other Elements of Compensation

Retirement Plans

We currently maintain a 401(k) retirement savings plan for our U.S. employees, including our U.S.-based named executive officers, who satisfy certain eligibility requirements. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies. For the year ended December 31, 2023, the Company approved contributions to match 100% of employee contributions to their 401(k) plans, up to 3% of each employee’s gross wages, and a 50% match on a 4% contribution and another 50% on a 5% contribution effectively contributing 4% to 5% deferral. These contributions amounted to $2.6 million for the year ended December 31, 2023. We do not maintain any defined benefit pension plans or deferred compensation plans for our named executive officers.
Our Israel-based employees, including our Israel-based named executive officers, are eligible to receive retirement benefits under the provident fund in Israel. We make annual contributions to such plan for our Israel-based named executive officers on the same terms as the contributions we make for all full-time Israel-based employees.

Employee Benefits and Perquisites

Health/Welfare Plans. All of our full-time U.S.-based employees, including our U.S.-based named executive officers, are eligible to participate in our health and welfare plans, including:

•medical, dental, and vision benefits;
•medical and dependent care flexible spending accounts;
•short-term and long-term disability insurance; and
•basic and supplemental life insurance and accidental death and dismemberment.

The Company provides an amount ranging from $600 to $2,000 per month (depending on whether an employee has a spouse and/or dependents) to all of our full-time U.S. employees, including our U.S.-based named executive officers, who participate in our health insurance plans, as a benefits supplement which can be used towards the health insurance premium payments under such plans. The Company may provide a payment of $200 per month if an employee elects not to participate in the health insurance plans. All of our U.S.-based named executive officers participate in our health insurance plans on the same terms as our other U.S. employees.

Messrs. Schreiber and Wininger each receive a car allowance from the Company consistent with benefits provided to non-US based executives. The actual car allowance amounts paid to Messrs. Schreiber and Wininger for 2023 are set forth below in the Summary Compensation Table in the column entitled “All Other Compensation.”

We believe the perquisites described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.
No Tax Gross-Ups
We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our Company.
Severance and Change in Control Arrangements

We are party to employment arrangements with each of our NEOs, which provide for severance benefits and payments upon certain terminations without cause or resignations for good reason. Our Compensation Committee believes that these types of arrangements are necessary to attract and retain executive talent and are a customary component of executive compensation. In particular, such arrangements can mitigate a potential disincentive for our NEOs when they are evaluating a potential acquisition of the Company and can encourage retention through the conclusion of the transaction. The payments and benefits provided under our severance and change in control arrangements are designed to be competitive with market practices. A description of these arrangements, as well as information on the estimated payments and benefits that our NEOs would have been eligible to receive as of December 31, 2023, are set forth in “Potential Payments Upon Termination or Change in Control” below.

Other Policies and Considerations

Clawback Policy.

We believe in maintaining best practices for our executive compensation program. Consistent with that belief, our board of directors has adopted a compensation recovery (or “clawback” policy) as required by Rule 10D-1 under the Securities Exchange Act of 1934, as amended, and the corresponding listing standards of the NYSE, which provides for the mandatory recovery from current and former officers of incentive-based compensation that was erroneously awarded during the three fiscal years preceding the date that the company is required to prepare an accounting restatement, including to correct an error that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The amount required to be recovered is the excess of the amount of incentive-based compensation received over the amount that otherwise would have been received had it been determined based on the restated financial measure.

Derivatives Trading, Hedging, and Pledging Policies.

Our Insider Trading Policy provides that no employee, officer, or director may acquire, sell, or trade in any interest or position relating to the future price of Company securities, such as a put option, a call option or a short sale, or engage in hedging transactions. In addition, our Insider Trading Policy provides that no employee, officer, or director to may pledge Company securities as collateral to secure loans. This prohibition means, among other things, that these individuals may not hold Company securities in a “margin” account, which would allow the individual to borrow against their holdings to buy securities.

Section 409A.

The Compensation Committee takes into account whether components of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A of the Code, and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

Section 162(m).

Section 162(m) of the Code disallows a tax deduction to public companies for compensation in excess of $1 million paid to “covered employees”, which generally includes all NEOs. While the Compensation Committee may take the deductibility of compensation into account when making compensation decisions, the Compensation Committee will award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not deductible by us.

“Golden Parachute” Payments.

Sections 280G and 4999 of the Code provide that certain executive officers and other service providers who are highly compensated or hold significant equity interests may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that we, or a successor, may forfeit a tax deduction on the amounts subject to this additional tax. While the Compensation Committee may take the potential forfeiture of such tax deduction into account when making compensation decisions, it will award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not deductible by us. We do not provide any tax gross-ups to cover excise taxes under Section 4999 in connection with a change in control.

Accounting for Share-Based Compensation.

We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC Topic 718”), for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management this Compensation Discussion and Analysis. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Michael Eisenberg (Chair)
Dr. Samer Haj-Yehia
Mwashuma (Shu) Nyatta

EXECUTIVE COMPENSATION TABLES
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2023, December 31, 2022 and December 31, 2021.

Name and Principal Position	Year	Salary (1)	Bonus	Options (2)	Stock Awards (2)	All Other Compensation(1)		Total
Daniel Schreiber, Co-Founder and Co-Chief Executive Officer	2023	$392,732	$—	$1,209,932	$—	$119,189	(3)	$1,721,853
	2022	$375,225	$—	$7,541,200	$—	$119,376		$8,035,801
	2021	$359,128	$—	$21,031,500	$—	$121,369		$21,511,997
Shai Wininger, Co-Founder, Co-Chief Executive Officer and President	2023	$392,732	$—	$1,209,932	$—	$148,885	(4)	$1,751,549
	2022	$375,225	$—	$7,541,200	$—	$159,088		$8,075,513
	2021	$359,128	$—	$21,031,500	$—	$121,369		$21,511,997
Tim Bixby, Chief Financial Officer and Treasurer	2023	$685,000	$—	$1,762,966	$1,217,390	$13,200	(5)	$3,678,556
	2022	$450,000	$—	$2,825,421	$—	$8,700		$3,284,121
	2021	$450,000	$—	$—	$—	$8,700		$458,700
Adina Eckstein, Chief Operating Officer	2023	$360,186	$—	$486,244	$1,718,305	$70,968	(6)	$2,635,703
	2022	$375,225	$848,747	$752,559	$—	$74,641		$2,051,172
John Peters, Chief Insurance Officer	2023	$212,500	$—	$—	$782,641	$10,218	(5)	$1,005,359
	2022	$410,000	$—	$332,403	$—	$8,700		$751,103
	2021	$410,000	$—	$1,022,992	$—	$8,700		$1,441,692
Maya Prosor, Chief Business Officer	2023	$400,000	$—	$2,061,784	$—	$—		$2,461,784

(1)
For 2023, compensation amounts received in non-U.S. currency have been converted into U.S. dollars using an exchange rate of 3.69 New Israeli Shekel (“NIS”) per dollar (which was the average exchange rate for 2023). For 2022, compensation amounts received in non-U.S. currency have been converted into U.S. dollars using an exchange rate of 3.4 NIS per dollar (which was the average exchange rate for 2022). For 2021, compensation amounts received in non-U.S. currency have been converted into U.S. dollars using an exchange rate of 3.4 NIS per dollar (which was the average exchange rate for 2021).

(2)
Amounts reflect the full grant-date fair value of stock options and RSUs granted during 2021, 2022 and 2023 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual.

(3)
For 2023, amount reflects (i) a contribution of $23,604 by the company to an Israeli pension plan, (ii) a contribution of $724 by the company as recuperation pay, (iii) a payment of $0 for unused vacation days, (iv) a company-paid car allowance and related expenses of $21,826, (v) a contribution of $32,715 by the company to an Israeli severance fund, (vi) a contribution of $10,504 by the company to an Israeli disability fund, (vii) a contribution of $29,455 by the company for an Israeli education fund and (viii) health benefits of $361.

(4)
For 2023, amount reflects (i) a contribution of $25,528 by the company to an Israeli pension plan, (ii) a contribution of $724 by the company as recuperation pay, (iii) a payment of $0 for unused vacation days, (iv) a company-paid car allowance and related expenses of $49,600, (v) a contribution of $32,715 by the company to an Israeli severance fund, (vi) a contribution of $10,504 by the company to an Israeli disability fund, (vii) a contribution of $29,455 by the company for an Israeli education fund and (viii) health benefits of $359.

(5)	For 2023, amount reflects standard 401(k) matching contributions accrued and paid for in 2023.
(6)
For 2023, amount reflects (i) a contribution of $23,412 by the company to an Israeli pension plan, (ii) a contribution of $698 by the company as recuperation pay, (iii) a payment of $0 for unused vacation days, (iv) a company-paid car allowance and related expenses of $1,858, (v) a contribution of $30,003 by the company to an Israeli severance fund, (vi) a contribution of $10,800 by the Company to an Israeli disability fund, (vii) a contribution of $3,835 by the Company for an Israeli education fund and (viii) health benefits of $362.

Grants of Plan-Based Awards in 2023

The following table provides supplemental information relating to grants of plan-based awards made during 2023 to help explain information provided above in our Summary Compensation Table. This table presents information regarding all grants of plan-based awards occurring during 2023.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Options and Awards	Grant Date Fair Value of Stock Options and Awards (2)

Daniel Schreiber	08/11/23	—	117,200	$15.13	$1,209,932
Shai Wininger	08/11/23	—	117,200	$15.13	$1,209,932
Tim Bixby	02/07/23	67,000	—	$18.17	$1,217,390
	02/07/23	—	66,000	$18.17	$790,479
	08/11/23	—	94,200	$15.13	$972,487
Adina Eckstein	02/07/23	75,000	—	$18.17	$1,362,750
	08/11/23	23,500	—	$15.13	$355,555
	08/11/23	—	47,100	$15.13	$486,244
John Peters	02/07/23	30,000	—	$18.17	$545,100
	08/11/23	15,700	—	$15.13	$237,541
Maya Prosor	02/07/23	—	100,000	$18.17	$1,197,695
	08/11/23	—	83,700	$15.13	$864,089

(1)	This amount reflects the number of time-vesting stock options granted, which vest in 16 equal quarterly installments over four years subject to continued service.
(2)
Amounts reflect the grant-date fair value in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate these values in Note 17 to the consolidated financial statements included in in our Annual Report on Form 10-K for the year ended December 31, 2023.

Executive Compensation Arrangements
Employment Arrangements

Daniel Schreiber

On July 1, 2015, the company entered into an employment agreement with Mr. Schreiber, which was subsequently amended and restated on July 7, 2020 (the “Schreiber Employment Agreement”), providing for his employment as Chief Executive Officer of the company. Mr. Schreiber’s employment with the company is at-will and either party may terminate the Schreiber Employment Agreement at any time with six months prior written notice of termination. The company may decide to terminate Mr. Schreiber’s employment effective as of such notice and instead pay Mr. Schreiber a lump sum in an amount equal to six months of his annual base salary.
The Schreiber Employment Agreement provides that Mr. Schreiber is entitled to a base salary of NIS 55,000 per month, which was increased to NIS 80,000 per month in March 2018, NIS 105,000 per month in May 2021 and NIS 152,000 per month effective September 2023, to better align his compensation with comparable executives within the company and the general market. Mr. Schreiber participates in a Managers Insurance Plan pursuant to which the company contributes 13.3% of his monthly salary. Mr. Schreiber participates in the provident fund in Israel. In addition, the company contributes 7.5% of Mr. Schreiber’s monthly salary to an education fund, to which Mr. Schreiber also contributes 2.5% of his monthly salary.
Pursuant to the Schreiber Employment Agreement, upon termination of Mr. Schreiber’s employment by the company without Cause, subject to his execution and non-revocation of a release of claims, he will be entitled to receive, in addition to any accrued amounts, (i) his annual base salary for a period of six months, (ii) fifty percent of his target annual bonus for the year in which termination occurs and (iii) the acceleration of six months’ of vesting of any outstanding equity awards. If Mr. Schreiber is terminated in the period starting three months prior to a change in control and ending on the first anniversary of such change in control, Mr. Schreiber will instead be entitled to receive, in addition to any accrued amounts, (i) his annual base salary for a period of twelve months, (ii) one hundred percent of his target annual bonus for the year in which termination occurs, and (iii) full acceleration of any outstanding equity awards.
“Cause” is defined in the Schreiber Employment Agreement generally as (i) circumstances entitling the Company under any applicable law to terminate the employment of Mr. Schreiber without payment of severance pay; (ii) any material breach by Mr. Schreiber of the Schreiber Employment Agreement, any breach of the non-disclosure agreement or any breach of Mr. Schreiber’s fiduciary duties; (iii) Mr. Schreiber’s conviction of any felony involving moral turpitude and/or (iv) Mr. Schreiber’s willful failure to perform his responsibilities or duties, which, as a result, have a significant adverse effect on the company in clauses (ii) and (iv) above, but in each case only if Mr. Schreiber did not cure such breach within seven days of written notification of the same by the company.
Shai Wininger
On July 1, 2015, the company entered into an employment agreement with Mr. Wininger, which was subsequently amended and restated on July 7, 2020 (the “Wininger Employment Agreement”), providing for his employment as Chief Technology Officer of the company. Mr. Wininger’s employment with the company is at-will and either party may terminate the Wininger Employment Agreement at any time with six months of prior written notice of termination. The company may decide to terminate Mr. Wininger’s employment effective as of such notice and instead pay Mr. Wininger a lump sum in an amount equal to six months of his annual base salary.
The Wininger Employment Agreement provides that Mr. Wininger is entitled to a base salary of NIS 55,000 per month, which was increased to NIS 80,000 per month in March 2018, NIS 105,000 per month in May 2021 and NIS 152,000 per month effective September 2023, to better align his compensation with comparable executives within the company and the general market. Mr. Wininger participates in a Managers Insurance Plan pursuant to which the company contributes 13.3% of his monthly salary. Mr. Wininger participates in the provident fund in Israel. In addition, the company contributes 7.5% of Mr. Wininger’s monthly salary to an education fund, to which Mr. Wininger also contributes 2.5% of his monthly salary.
Pursuant to the Wininger Employment Agreement, upon termination of Mr. Wininger’s employment by the company without Cause, subject to his execution and non-revocation of a release of claims, he will be entitled to receive, in addition to any accrued amounts, (i) his annual base salary for a period of six months, (ii) fifty percent of his target annual bonus for the year in which termination occurs and (iii) the acceleration of six months’ of vesting of any outstanding equity awards. If Mr. Wininger is terminated in the period starting three months prior to a change in control and ending on the first anniversary of such change in control, Mr. Wininger will instead be entitled to receive, in addition to any accrued amounts, (i) his annual base salary for a period of twelve months, (ii) one hundred percent of his target annual bonus for the year in which termination occurs and (iii) full acceleration of any outstanding equity awards.
“Cause” is defined in the Wininger Employment Agreement generally as (i) circumstances entitling the company under any applicable law to terminate the employment of Mr. Wininger without payment of severance pay; (ii) any material breach by Mr. Wininger of the Wininger Employment Agreement, any breach of the non-disclosure agreement or any breach of Mr. Wininger’s fiduciary duties; (iii) Mr. Wininger’s conviction of any felony involving moral turpitude; and/or (iv) Mr. Wininger’s willful failure to perform his responsibilities or duties, which, as a result, have a significant adverse effect on the company in clauses (ii) and (iv) above, but in each case only if Mr. Wininger did not cure such breach within seven days of written notification of the same by the company.
John Peters
On October 3, 2016, the company entered into an employment agreement with Mr. Peters, which was subsequently amended and restated on July 7, 2020 (the “Peters Employment Agreement”), providing for his position as Chief Underwriting Officer of the Company. Mr. Peters’ employment with the company is at-will and either party may terminate the Peters Employment Agreement without notice.
The Peters Employment Agreement provides that Mr. Peters is entitled to a base salary of $225,000 per year. On February 22, 2017, to better align his compensation with comparable executives in the general market, Mr. Peters received an increase in his annual base salary from $225,000 to $425,000. In 2020, upon mutual agreement between the company and Mr. Peters, Mr. Peters’ base salary was decreased from $425,000 to $410,000.
On November 1, 2023, the Company entered into a Transition Letter Agreement (the “Transition Letter Agreement”) with John Peters, the Company’s Chief Insurance Officer, under which, in connection with a reduction of Mr. Peters' duties to thirty hours per week of service to the Company, Mr. Peter’s annual base salary will be reduced from $410,000 to $212,500, effective November 15, 2023.

Under the Transition Letter Agreement, if Mr. Peters’ employment is terminated by the Company without cause either (i) on or before May 15, 2024 or (ii) between May 16, 2024 and November 15, 2024, the annual base salary utilized to calculate Mr. Peters’ severance benefits set forth in the amended and restated employment agreement, dated July 7, 2020 by and between Mr. Peters and the Company will be deemed to be $425,000 and $320,000, respectively.

Upon termination of Mr. Peters’ employment by the company without Cause or if Mr. Peters resigns for Good Reason, subject to his execution and non-revocation of a release of claims, Mr. Peters will be entitled to receive, in addition to any accrued amounts, (i) his annual base salary for a period of six months, (ii) fifty percent of his target annual bonus for the year in which termination occurs, (iii) payment of the company’s share of the premiums for participation in the company’s health plans pursuant to COBRA for the six-month period following termination and (iv) the acceleration of six months’ of vesting of any outstanding equity awards. If Mr. Peters is terminated in the period starting three months prior to a change in control and ending on the first anniversary of such change in control, Mr. Peters will instead be entitled to receive, in addition to any accrued amounts, (i) his annual base salary for a period of twelve months, (ii) one hundred percent of his target annual bonus for the year in which termination occurs, (iii) payment of the remainder of premiums for participation in the company’s health plan pursuant to COBRA for the twelve-month period following termination and (iv) full acceleration of any outstanding equity awards.
“Cause” is defined in the Peters Employment Agreement generally as the following conduct of Mr. Peters: (i) Mr. Peters’ breach of any material provisions of the Peters Employment Agreement, provided that the company must notify Mr. Peters in writing within 30 days of the date such purported breach occurs, and Mr. Peters shall have 30 days from his receipt of notice to cure the purported violation, with the company’s reasonable cooperation during such period, further provided that only two such notices shall be required in any 12 month period; (ii) Mr. Peters’ material refusal to perform the duties assigned to him under or pursuant to the Peters Employment Agreement, which refusal has not been cured by Mr. Peters after receiving 10 days’ written notice of such breach, provided, however, that only two notices shall be required in any 12 month period; (iii) misappropriation of material funds or material property of the company so as to cause damage to the Company; (iv) violation any written policy of the company set forth in the company’s employee handbook, provided that the company must notify Mr. Peters in writing within 30 days of the date such purported violation occurs, and Mr. Peters shall have 30 days from his receipt of notice to cure the purported violation, with the company’s reasonable cooperation during such period; (v) a material breach of Mr. Peters’ duty of loyalty to the company; (vi) acts of material dishonesty by Mr. Peters that cause the company to be in violation of governmental regulations that subject the company either to material sanctions by governmental authority or to material civil liability to its employees or third parties; and (vii) disclosure or use of confidential information of the company, other than as specifically authorized and required in the performance of Mr. Peters’ duties.
“Good Reason” is defined in the Peters Employment Agreement generally as the occurrence of any of the following events: (i) a material reduction in Mr. Peters’ then effective base salary; (ii) a material reduction in Mr. Peters’ aggregate company-provided benefits below those in effect immediately prior to such change, if such reduction is not applied as part of an overall reduction in benefits in which Mr. Peters is treated proportionally with other employees, given his position, length of service, income, and other relevant factors customary for companies such as the company in the medical device industry at the time, unless Mr. Peters accepts such reduction in writing; (iii) a material reduction by the company of Mr. Peters’ duties or responsibilities; (iv) a failure or refusal of any acquiring or surviving corporation or other entity or person to assume the company’s obligations under the Peters Employment Agreement; or (v) any material breach by the company of any of the material provisions of the Peters Employment Agreement. In order to resign for Good Reason, (x) Mr. Peters must notify the company in writing of the occurrence of the Good Reason condition within 60 days of the occurrence of the condition, (y) Mr. Peters must cooperate in good faith with the company’s efforts during the 30-day cure period, and (z) the Good Reason condition must continue to exist and Mr. Peters must terminate his employment within 60 days after the end of the cure period.
Tim Bixby
On May 25, 2017, the Company gave Mr. Bixby an offer letter (the “Bixby Offer Letter”), providing for his position as Chief Financial Officer of the company and on July 7, 2020, the Company entered into a severance agreement with Mr. Bixby (the “Bixby Severance Agreement”, and together with the Bixby Offer Letter, the “Bixby Employment Arrangement”). Mr. Bixby’s employment with the company is at-will and either party may terminate Mr. Bixby’s employment at any time with 60 days’ prior written notice of termination, and the company may terminate Mr. Bixby’s employment for Cause without any notice. The company may decide to terminate Mr. Bixby’s employment effective as of such notice and instead pay Mr. Bixby a lump sum in an amount equal to 60 days of his annual base salary.

The Bixby Employment Arrangement provides that Mr. Bixby is entitled to a base salary of $300,000 per year and increased to $450,000 effective May 2021 and to $685,000 per year effective September 2023.
Pursuant to the Bixby Employment Arrangement, upon termination of Mr. Bixby’s employment by the company without Cause, Mr. Bixby will be entitled to receive, subject to his execution and non-revocation of a release of claims, in addition to any accrued amounts, (i) his annual base salary for a period of six months, (ii) fifty percent of his target annual bonus for the year in which termination occurs, (iii) payment of the company’s share of the premiums for participation in the company’s health plans pursuant to COBRA for the six-month period following termination and (iv) the acceleration of six months’ of vesting of any outstanding equity awards. If Mr. Bixby is terminated in the period starting three months prior to a change in control and ending on the first anniversary of such change in control, Mr. Bixby will instead be entitled to receive, in addition to any accrued amounts, (i) his annual base salary for a period of twelve months, (ii) one hundred percent of his target annual bonus for the year in which termination occurs, (iii) payment of the remainder of premiums for participation in the company’s health plan pursuant to COBRA for the twelve-month period following termination and (iv) full acceleration of any outstanding equity awards.
“Cause” is defined in the Bixby Offer Letter generally as (i) Mr. Bixby’s conviction for any felony involving moral turpitude or affecting the company or any affiliated company; (ii) Mr. Bixby’s embezzlement of funds of the company or any affiliated company; (iii) any breach of Mr. Bixby’s fiduciary duties or duties of care towards the company or any affiliated company (including without limitation any disclosure of confidential information of the company or any affiliated company or any breach of a non-competition undertaking); (iv) any conduct in bad faith reasonably determined by the board of directors of the company to be materially detrimental to the company or, with respect to any affiliated company to be materially detrimental to either the company or such affiliated company; or (v) any breach of Mr. Bixby’s undertakings under his non-disclosure developments assignments and non-compete covenants with the company.
Adina Eckstein

On September 23, 2019, the Company and Ms. Eckstein entered into an Employment Agreement (the “Eckstein Employment Agreement”), providing for her position as Chief of Staff of the Company. Ms. Eckstein was subsequently promoted to Chief Operating Officer on July 21, 2021. On August 5, 2021, the company entered into a severance agreement with Ms. Eckstein (the “Eckstein Severance Agreement”, and together with the "Eckstein Employment Agreement", the “Eckstein Employment Arrangement”). Ms. Eckstein’s employment with the company is at-will and either party may terminate the Eckstein Employment Agreement pursuant to the Advanced Notice for Dismissal and Resignation Law 5761-2011. The company may decide to terminate Ms. Eckstein’s employment effective as of such notice and instead pay Ms. Eckstein a lump sum in an amount equal to the required notice period.

The Eckstein Employment Arrangement provides that Ms. Eckstein is entitled to a base salary of NIS 65,000 per month. In connection with her promotion to Chief Operating Officer, her base salary was increased to NIS 85,000 per month. Ms. Eckstein's salary was increased to NIS 90,000 per month effective June 2022, NIS 105,000 per month effective July 2022 and NIS 122,000 per month effective September 2023. Ms. Eckstein participates in the provident fund in Israel. In addition, the Company contributes 7.5% of Ms. Eckstein's monthly salary to an education fund to which Ms. Eckstein also contributes 2.5% of her monthly salary.

Pursuant to the Eckstein Employment Arrangement, upon termination of Ms. Eckstein’s employment by the company without Cause, Ms. Eckstein will be entitled to receive, subject to her execution and non-revocation of a release of claims, in addition to any accrued amounts, (i) her annual base salary for a period of six months, (ii) fifty percent of her target annual bonus for the year in which termination occurs and (iii) the acceleration of six months’ of vesting of any outstanding equity awards. If

Ms. Eckstein is terminated in the period starting three months prior to a change in control and ending on the first anniversary of such change in control, Ms. Eckstein will instead be entitled to receive, in addition to any accrued amounts, (i) her annual base salary for a period of twelve months, (ii) one hundred percent of her target annual bonus for the year in which termination occurs and (iii) full acceleration of any outstanding equity awards.

“Cause” is defined in the Eckstein Employment Agreement generally as (i) circumstances entitling the Company under any applicable law to terminate the employment of Ms. Eckstein without payment of severance pay; (ii) any material breach by Ms. Eckstein of the Eckstein's Employment Agreement, any breach of the non-disclosure agreement or any breach of Ms. Eckstein’s fiduciary duties; (iii) Ms. Eckstein’s conviction of any felony involving moral turpitude and/or (iv) Ms. Eckstein’s willful failure to perform her responsibilities or duties, which, as a result, have a significant adverse effect on the company in clauses (ii) and (iv) above, but in each case only if Ms. Eckstein did not cure such breach within seven days of written notification of the same by the company.

Maya Prosor

On August 1, 2015, the Company gave Ms. Prosor an employment agreement (the “August Agreement”), providing for her position as Vice President of Business Development of the Company. Ms. Prosor was subsequently promoted ultimately to Chief Business Officer on July 3, 2022. On February 12, 2024, the company entered into an updated offer letter (“Prosor Offer Letter”), severance agreement with Ms. Prosor (the “Prosor Severance Agreement”, and together with the "Prosor Offer Letter", the “Prosor Employment Arrangement”). Ms. Prosor’s employment with the company is at-will and either party may terminate the Prosor Employment Arrangement at any time with or without prior written notice of termination.

The Prosor Employment Arrangement provides that Ms. Prosor is entitled to a base salary of $400,000 annually.

Pursuant to the Prosor Employment Arrangement, upon termination of Ms. Prosor’s employment by the company without Cause, Ms. Prosor will be entitled to receive, subject to her execution and non-revocation of a release of claims, in addition to any accrued amounts, (i) her annual base salary for a period of six months, (ii) fifty percent of her target annual bonus for the year in which termination occurs and (iii) the acceleration of six months’ of vesting of any outstanding equity awards. If Ms. Prosor is terminated in the period starting three months prior to a change in control and ending on the first anniversary of such change in control, Ms. Prosor will instead be entitled to receive, in addition to any accrued amounts, (i) her annual base salary for a period of twelve months, (ii) one hundred percent of her target annual bonus for the year in which termination occurs and (iii) full acceleration of any outstanding equity awards.

“Cause” is defined in the Prosor Severance Agreement generally as (i) Ms. Prosor's unauthorized use or disclosure of confidential information or trade secrets of the Company or any material breach of a written agreement between Ms. Prosor and the Company (ii) any refusal to carry out a reasonable directive of the chief executive officer, the Board or a direct supervisor, which involves the business of the Company and was capable of being lawfully performed; (iii) embezzlement of funds of the Company and/or its Affiliates; (iv) Ms. Prosor's commission of, indictment for or your entry of a plea of guilty or nolo contendere to, a felony under the laws of the United States or any state thereof or any crime involving dishonesty or moral turpitude (or any similar crime in any jurisdiction outside the United States); (v) gross negligence or willful misconduct or your willful or repeated failure or refusal to substantially perform assigned duties; or (v) any acts, omissions or statements by which the Company reasonably determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2023.

					Option Awards		Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#)Exercisable	Number of Securities Underlying Unexercised Options (#)Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)(1)
Daniel Schreiber	8/11/23		7,325	109,875	$15.13	8/11/33	—	—
	8/15/22	(2)	156,250	343,750	$30.89	8/15/32	—	—
	4/21/21	(3)	—	—	$89.75	4/21/31	—	—
Shai Wininger	8/11/23		7,325	109,875	$15.13	8/11/33	—	—
	8/15/22	(2)	156,250	343,750	$30.89	8/15/32	—	—
	4/21/21	(3)	—	—	$89.75	4/21/31	—	—
Tim Bixby	2/7/23		—	—	$0.00		50,248	810,500
	2/7/23		16,500	49,500	$18.17	2/7/33	—	—
	8/11/23		5,888	88,312	$15.13	8/11/33	—	—
	4/5/22	(2)	79,690	132,810	$27.35	4/5/32	—	—
	12/1/19	(4)	354,300	—	$23.69	9/25/29	—	—
Adina Eckstein	2/7/23		—	—	$0.00		56,248	907,280
	8/11/23		—	—	$0.00		22,031	355,360
	8/11/23		2,944	44,156	$15.13	8/11/33	—	—
	4/5/22	(2)	21,228	35,372	$27.35	4/5/32	—	—
	2/16/21	(5)	—	—	$0.00		1,250	20,163
	7/21/21	(5)	—	—	$0.00		8,750	141,138
	12/24/19	(4)	20,000	—	$23.69	9/25/29	—	—
	6/7/20	(4)	52,500	7,500	$24.47	6/6/30	—	—
	7/21/21	(4)	5,625	4,375	$92.20	7/21/31	—	—
	12/6/21	(2)	15,000	15,000	$44.57	12/6/31	—	—
	12/6/21	(2)	2,652	2,648	$44.57	12/6/31	—	—
John Peters	2/7/23		—	—	$0.00		22,500	362,925
	8/11/23		—	—	$0.00		14,718	237,401
	4/5/22	(2)	9,378	15,622	$27.35	4/5/32	—	—
	3/8/17	(6)	50,000	—	$2.65	3/7/27	—	—
	3/28/18	(4)	45,000	—	$5.26	3/27/28	—	—
	2/6/19	(4)	50,000	—	$11.61	2/5/29	—	—
	3/19/20	(7)	46,875	3,125	$24.36	3/18/30	—	—
	3/10/21	(6)	6,875	3,125	$94.07	3/10/31	—	—
	12/6/21	(6)	12,504	12,496	$44.57	12/6/31	—	—
Maya Prosor	8/11/23		5,232	78,468	$15.13	8/11/33	—	—
	2/7/23		25,000	75,000	$18.17	2/7/33	—	—

(1)	Represents the fair market value per share of our common stock of $16.13 on December 31, 2023, multiplied by the number of shares that had not vested as of that date.
(2)	The stock options vest in 16 equal quarterly installments over four years, subject to continued service.
(3)	The stock options vest in 16 equal quarterly installments over four years, subject to continued service. such that the stock options will be vested in full on April 21, 2025 (the “2025 Full Vest Date”) that the exercisability of the stock options will be subject to the following conditions: (i) 25% of each stock option grant, to the extent vested, will become exercisable if the average closing price during any 30 consecutive calendar day period occurring between the grant date and the 2025 Full Vest Date for the Company’s common stock equals or exceeds $126, (ii) 25% of each stock option grant, to the extent vested, will become exercisable if the average closing price during any 30 consecutive calendar day period occurring between the grant date and the 2025 Full Vest Date for the Company’s common stock equals or exceeds $162, (iii) 25% of each stock option grant, to the extent vested, will become exercisable if the average closing price during any 30 consecutive calendar day period occurring between the grant date and the 2025 Full Vest Date for the Company’s common stock equals or exceeds $198, and (iv) 25% of each stock option, to the extent vested, will become exercisable if the average closing price during any 30 consecutive calendar day period occurring between the grant date and the 2025 Full Vest Date for the Company’s common stock equals or exceeds $234; provided, further, that in the event any portion of the stock option grant has not become exercisable as of the 2025 Full Vest Date, such portion of such stock option grant shall be automatically forfeited.
(4)	25% of the stock options vested upon the first anniversary of the grant date, and the remaining 75% vest in 12 equal quarterly installments thereafter, subject to continued service through each vesting date.
(5)	The restricted stock units vest in 16 equal quarterly installments over four years, subject to continued service.
(6)	25% of the restricted shares vested upon the first anniversary of the grant date, and the remaining 75% of the restricted shares vest in 12 equal quarterly installments thereafter, subject to continued service through each vesting date. The vesting will accelerate upon the occurrence of a “Change of Control” (as defined in the applicable stock purchase agreement). This award included 100,000 restricted shares and Mr. Peters sold 31,463 of such vested restricted shares prior to December 31, 2020.
(7)	25% of the stock options vest upon the first anniversary of the grant date, and the remaining 75% vest in 12 equal quarterly installments thereafter, subject to continued service through each vesting date. The vesting will accelerate upon the occurrence of a Transaction (as defined in the 2015 Plan) if Mr. Peters is not offered employment with the successor company on substantially similar terms to his employment with the Company or if he is terminated without Cause (as defined in Mr. Peters' employment agreement, described below) within 12 months following the Transaction.

Option Exercises and Stock Vested in Fiscal 2023

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Daniel Schreiber	—	$—	—	$—
Shai Wininger	—	$—	—	$—
Tim Bixby	—	$—	16,752	$273,770
Adina Eckstein	—	$—	27,721	$446,500
John Peters	15,000	$226,700	8,482	$140,539
Maya Prosor	—	$—	—	$—
Jorge Espinel	—	$—	—	$—

(1)	Amounts do not represent proceeds from any sale of any common stock acquired upon exercise, but is determined by multiplying the number of shares acquired upon exercise by the difference between the per share exercise price of the option and the closing price of a share of our common stock on NYSE at each time of exercise.
(2)	Amounts are calculated by multiplying the number of shares vested by our closing stock price on the vesting date.

Potential Payments Upon Termination or Change in Control

Executive Employment Agreements

We are party to certain severance or employment agreements ("severance agreements") with each of our NEOs. Pursuant to the terms of the severance agreements, in the event the NEO is terminated without “cause” and, in the case of Mr. Peters, resigns for “good reason” (each, as defined in the severance agreements), in each case, then the NEOs will be entitled to certain severance payments. See “Executive Compensation Arrangements – Employment Agreements” above for a detailed description of such payments.

Estimated Potential Payments

The following table summarizes the payments that would be made to our NEOs upon the occurrence of certain qualifying terminations of employment or a change in control, in any case, occurring on December 31, 2023. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination or (ii) other benefits earned or accrued by the NEO during his employment that are available to all salaried employees, such as accrued vacation.

Name	Benefit (3)	Termination Without Cause of For Good Reason / Cause (no Change in Control)		Change in Control (No Termination)(1)	Termination Without Cause or for Good Reason / Cause in connection with Change in Control
Daniel Schreiber	Cash	$196,366	(2)	$—	$392,732	(7)
	Equity Acceleration (3)	$14,650	(4)	$—	$109,875	(6)
	Continued Healthcare and other Perquisites	$—		$—	$—
	Total	$211,016		$—	$502,607
Shai Wininger	Cash	$196,366	(2)	$—	$392,732	(7)
	Equity Acceleration (3)	$14,650	(4)	$—	$109,875	(6)
	Continued Healthcare and other Perquisites	$—		$—	$—
	Total	$211,016		$—	$502,607
Tim Bixby	Cash	$342,500	(2)	$—	$685,000	(7)
	Equity Acceleration (3)	$146,881	(4)	$—	$898,812	(6)
	Continued Healthcare and other Perquisites	$12,749	(5)	$—	$25,497	(8)
	Total	$502,130		$—	$1,609,309
Adina Eckstein	Cash	$180,093	(2)	$—	$360,186	(7)
	Equity Acceleration (3)	$265,000	(4)	$—	$1,478,178	(6)
	Continued Healthcare and other Perquisites	$—		$—	$—
	Total	$445,093		$—	$1,838,364
John Peters	Cash	$106,250	(2)	$—	$212,500	(7)
	Equity Acceleration (3)	$92,167	(4)	$—	$600,326	(6)
	Continued Healthcare and other Perquisites	$12,744	(5)	$—	$25,489	(8)
	Total	$211,161		$—	$838,315
Maya Prosor	Cash	$200,000	(2)	$—	$400,000	(7)
	Equity Acceleration (3)	$16,497	(4)	$—	$99,582	(6)
	Continued Healthcare and other Perquisites	$12,656	(5)	$—	$25,311	(8)
	Total	$229,153		$—	$524,893

(1)	Assumes awards are not assumed or substituted in connection with the change in control.
(2)	Amount represents payment of (i) annual base salary for a period of 6 months and (ii) fifty percent of target annual bonus for the year in which termination occurs.
(3)
With respect to options, the value of equity acceleration was calculated by (i) multiplying the number of accelerated shares of common stock underlying the options by $16.13, the closing trading price of our common stock on December 31, 2023 and (ii) subtracting the exercise price for the options.

(4)
Amount represents the value of accelerating six months vesting of all outstanding equity awards held by the named executive officer as of December 31, 2023. For the named executive officers other than Mr. Peters, the exercise price of the outstanding stock options was greater than the fair market value as of December 31, 2023, and as a result, the value would be zero.

(5)	Amount represents payment of the Company's share of the premiums for participation in the Company's health plans pursuant to COBRA for the six-month period following termination.
(6)
Amount represents the value of accelerating outstanding equity awards held by the named executive officer as of December 31, 2023. For the named executive officers other than Mr. Peters, the exercise price of the outstanding stock options was greater than the fair market value as of December 31, 2023, and as a result, the value would be zero.

(7)	Amount represents payment of (i) annual base salary for the period of 12 months and (ii) one hundred percent of target annual bonus for the year in which termination occurs.
(8)	Amount represents payment of the Company's share of the premiums for participation in the Company's health plans pursuant to COBRA for the twelve-month period following termination.

Director Compensation
2023 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation	Total
Michael Eisenberg	$—	$—	$—	$—
Dr. Samer Haj-Yehia	$6,128	$175,002	$—	$181,130
Silvija Martincevic	$39,986	$149,994	$—	$189,980
Irina Novoselsky	$48,872	$149,994	$—	$198,866
Mwashuma Nyatta	$42,500	$149,994	$—	$192,494
Debra Schwartz	$5,014	$175,002	$—	$180,016

(1)
Amounts reflect the full grant-date fair value of restricted stock units awards granted during 2023 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all stock options and awards made to our directors in Note 17 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

The table below shows the aggregate numbers of unvested stock awards held as of December 31, 2023 by each non-employee director.

Name	Unvested Stock Awards Outstanding at 2023 Fiscal Year End
Michael Eisenberg	—
Dr. Samer Haj-Yehia	10,924
Silvija Martincevic	—
Irina Novoselsky	—
Mwashuma Nyatta	11,906
Debra Schwartz	10,924

Pursuant to our Non-Employee Director Compensation Policy, each non-employee director who is initially elected or appointed following our IPO will receive an annual cash fee of $20,000, earned on a quarterly basis. Each audit committee member will receive either an additional annual cash fee of $20,000 for service as the chair of our audit committee or an additional annual cash fee of $7,500 for service on our audit committee, each earned on a quarterly basis. Each compensation committee member will receive either an additional annual cash fee of $10,000 for service as the chair of our compensation committee or an additional annual cash fee of $5,000 for service on our compensation committee, each earned on a quarterly basis. Each nominating and corporate governance committee member will receive either an additional annual cash fee of $7,500 for service as the chair of our nominating and corporate governance committee or an additional annual cash fee of $3,500 for service on our nominating and corporate governance committee, each earned on a quarterly basis. Each director will also receive an initial restricted stock unit award upon the commencement of such director’s service with a grant date value of $175,000, which will vest in three equal annual installments on the first three anniversaries of such director’s start date. Following each annual shareholders meeting, each director will receive an annual restricted stock unit award with a grant date value of $150,000 which will vest on the first anniversary of the date of grant. In each of these cases, awards are subject to the non-employee director continuing in service through each applicable vesting date, and subject to accelerated vesting upon a change in control (as defined in the 2020 Plan).

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the total compensation paid to our median paid employee and ratio of our Chief Executive Officer’s annual total compensation to the annual total compensation of our other employees.

The annual total compensation for 2023 for our Chief Executive Officer was $1,721,853, as reported in the Summary Compensation Table. The annual total compensation for 2023 for our median employee, identified as discussed below, was $95,483 calculated in accordance with the rules applicable to the Summary Compensation Table. Based on this information, for 2023, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our other employees was approximately 18 to 1.

Methodology, Assumptions and Estimates Used in Determining our Pay Ratio Disclosure

We selected December 31, 2023 as the date for establishing the employee population used in identifying the median employee and used calendar year 2023 as the measurement period. We identified the median employee using the consistently applied compensation measure that closely approximates the annual target total direct compensation of our employees. Specifically, we identified the median employee by aggregating, for each employee as of December 31, 2023: (1) annual base pay and (2) the grant date fair value for equity awards granted in 2023. In identifying the median employee, we converted compensation amounts paid in foreign currencies based on the applicable year-to-date average exchange rate as of December 29, 2023 and annualized the compensation values of individuals that joined our Company during 2023. We captured all full-time, part-time, seasonal and temporary employees, consisting of approximately 1,258 individuals. We did not exclude workers in non-U.S. countries and did not make any cost-of-living adjustments.

The annual total compensation of the median employee and the annual total compensation of the CEO were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported above should not be used as a basis for comparison between companies by other companies. In addition, we expect the Company’s annually reported pay ratio may vary significantly year over year, given the size of the Company and the potential variability in Company employee compensation.

Compensation Risk Assessment

We have assessed our compensation programs for all employees and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. Management has evaluated our executive and employee compensation and benefits programs to determine if these programs’ provisions and operations create undesired or unintentional risk of a material nature. The risk assessment process includes a review of program policies and practices; analysis to identify risks and risk controls related to our compensation programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, the effectiveness of our risk controls and the impacts of our compensation programs and their risks to our strategy. Although we periodically review all compensation programs, we focus on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. In relation to this, we believe that our incentive compensation arrangements provide incentives that do not encourage risk taking beyond our ability to effectively identify and manage significant risks and are compatible with effective internal controls and our risk management practices.

The Compensation Committee monitors our compensation programs on an annual basis and expects to make modifications as necessary to address any changes in our business or risk profile.

Pay Versus Performance

As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last three completed calendar years. In determining the “Compensation Actually Paid” ("CAP") to our NEOs, we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table in previous years, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table. Due to the valuation component of CAP, the dollar amounts do not reflect the actual amounts of compensation earned or paid during the year. The Pay Versus Performance ("PVP) table below summarizes compensation values both previously reported in our Summary Compensation Table, as well as the adjusted values required in this section for the fiscal years ended December 31, 2020, 2021, 2022 and 2023. Note that for our NEOs other than Daniel Schreiber and Shai Wininger, compensation is reported as an average.

Year	Summary Compensation Table Total for Mr. Schreiber ($) (1)	Summary Compensation Table Total for Mr. Wininger ($) (1)	Compensation Actually Paid to Mr. Schreiber ($) (1) (2)	Compensation Actually Paid to Mr. Wininger ($) (1) (3)	Average Summary Compensation Table Total for Non-PEO NEO's ($) (4)	Average Compensation Actually Paid to Non-PEO NEOs ($) (4) (5)	Value of Initial Fixed $100 Investment Based on:		Net Income ($ in millions) (7)	In Force Premium (IFP) ($ in millions) (8)	Adjusted EBITDA ($ in millions) (9)
							Total Shareholder Return ($)	Peer Group Total Shareholder Return ($) (6)
(a)	(b)	(b)	(c)	(c)	(d)	(d)	(f)	(g)	(h)	(i)	(l)
2023	$1,721,853	$1,751,549	$2,061,930	$2,091,626	$2,445,351	$2,218,409	$20	$153	$(236.9)	$747	$(173)
2022	$8,035,801	$8,075,513	$795,789	$835,501	$1,589,734	$(1,160,121)	$17	$141	$(297.8)	$625	$(225)
2021	$21,511,997	$21,511,997	$2,941,997	$2,941,997	$2,019,580	$(8,638,137)	$52	$139	$(241.3)	$380	$(184)
2020	$373,744	$—	$373,744	$—	$763,716	$15,919,657	$151	$123	$(122.3)	$213	$(98)

(1)    Daniel Schreiber and Shai Wininger served as Co-CEOs in 2021, 2022 and 2023. Daniel Schreiber served as the sole CEO in 2020.

(2)    Co-CEO Compensation - Mr. Schreiber

To determine the amounts in column (c) in the PvP table, the following amounts were deducted from and added (as applicable) to Mr. Schreiber’s total compensation as reported in the Summary Compensation Table, in accordance with Item 402(v) of Regulation S-K.

Year	Summary Compensation Table Total for Mr. Schreiber ($)	Summary Compensation Table Reported Equity Award Value for Mr. Schreiber ($)	Equity Award Adjustments for Mr. Schreiber ($) (1)	Compensation Actually Paid to Mr. Schreiber ($)
2023	$1,721,853	$(1,209,932)	$1,550,009	$2,061,930
2022	$8,035,801	$(7,541,200)	$301,188	$795,789
2021	$21,511,997	$(21,031,500)	$2,461,500	$2,941,997
2020	$373,744	$—	$—	$373,744
(1) Represents the year-over-year change in the fair value of equity awards to Mr. Schreiber as summarized below.

Year	Year End Fair Value of Unvested Equity Awards Granted in the Year ($)	Year over Year Change in Fair Value of Outstanding Unvested Equity Awards Granted in Prior Year ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Equity Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2023	$954,081	$362,313	$64,240	$169,375	$—	$—	$1,550,009
2022	$2,453,438	$(2,428,500)	$276,250	$—	$—	$—	$301,188
2021	$2,461,500	$—	$—	$—	$—	$—	$2,461,500
2020	$—	$—	$—	$—	$—	$—	$—

In the table above, the equity values are computed in accordance with the methodologies used for financial reporting purposes, reflecting updated economic assumptions as of the valuation dates and adjustments to the expected term for options. The expected-term for options out-of-the-money are assumed to be extended. The expected term for options in-the-money are assumed to be reduced.

(3)    Co-CEO Compensation - Mr. Wininger

To determine the amounts in column (c) in the PvP table, the following amounts were deducted from and added (as applicable) to Mr. Wininger’s total compensation as reported in the Summary Compensation Table, in accordance with Item 402(v) of Regulation S-K.

Year	Summary Compensation Table Total for Mr. Wininger ($)	Summary Compensation Table Reported Equity Award Value for Mr. Wininger ($)	Equity Award Adjustments for Mr. Wininger ($) (1)	Compensation Actually Paid to Mr. Wininger ($)
2023	$1,751,549	$(1,209,932)	$1,550,009	$2,091,626
2022	$8,075,513	$(7,541,200)	$301,188	$835,501
2021	$21,511,997	$(21,031,500)	$2,461,500	$2,941,997
2020	$—	$—	$—	$—
(1) Represents the year-over-year change in the fair value of equity awards to Mr. Wininger as summarized below.

Year	Year End Fair Value of Unvested Equity Awards Granted in the Year ($)	Year over Year Change in Fair Value of Outstanding Unvested Equity Awards Granted in Prior Year ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Equity Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2023	$954,081	$362,313	$64,240	$169,375	$—	$—	$1,550,009
2022	$2,453,438	$(2,428,500)	$276,250	$—	$—	$—	$301,188
2021	$2,461,500	$—	$—	$—	$—	$—	$2,461,500
2020	$—	$—	$—	$—	$—	$—	$—

In the table above, the equity values are computed in accordance with the methodologies used for financial reporting purposes, reflecting updated economic assumptions as of the valuation dates and adjustments to the expected term for options. The expected-term for options out-of-the-money are assumed to be extended. The expected term for options in-the-money are assumed to be reduced.

(4)    Non-PEO NEOs for each year shown in the table are as follows:
•2023: Tim Bixby, Adina Eckstein, John Peters and Maya Prosor
•2022 and 2021: Tim Bixby, Adina Eckstein, John Peters and Jorge Espinel
•2020: Shai Wininger, Tim Bixby, John Peters and Jorge Espinel

(5)    Average Non-PEO NEO Compensation

To determine the amounts in column (g) in the PvP table, the following amounts were deducted from and added to (as applicable) our Non-PEO NEO’s average total compensation as reported in the Summary Compensation Table, in accordance with Item 402(v) of Regulation S-K.

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Summary Compensation Table Reported Equity Award Value for Non-PEO NEOs ($)	Average Equity Award Adjustments for Non-PEO NEOs ($)(1)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2023	$2,445,351	$(2,007,333)	$1,780,391	$2,218,409
2022	$1,589,734	$(977,596)	$(1,772,259)	$(1,160,121)
2021	$2,019,580	$(1,640,499)	$(9,017,218)	$(8,638,137)
2020	$763,716	$(410,202)	$15,566,143	$15,919,657
(1) Represents the average of the year-over-year change in the fair value of equity awards to our Non-PEO NEO’s as summarized below.

Year	Year End Fair Value of Unvested Equity Awards Granted in the Year ($)	Year over Year Change in Fair Value of Outstanding Unvested Equity Awards Granted in Prior Year ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Equity Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2023	$1,373,275	$88,201	$297,790	$21,125	$—	$—	$1,780,391
2022	$350,249	$(1,150,988)	$75,462	$(1,046,982)	$—	$—	$(1,772,259)
2021	$835,826	$(7,594,701)	$117,613	$(2,375,956)	$—	$—	$(9,017,218)
2020	$2,240,461	$11,798,253	$—	$1,527,429	$—	$—	$15,566,143

In the table above, the equity values are computed in accordance with the methodologies used for financial reporting purposes, reflecting updated economic assumptions as of the valuation dates and adjustments to the expected term for options. The expected-term for options out-of-the-money are assumed to be extended. The expected term for options in-the-money are assumed to be reduced.

(6)    Total Shareholder Return ("TSR") assumes $100 is invested in the Company's stock as of July 2, 2020 (first day of trading). TSR represents cumulative return over the applicable period. The Peer Group used for this calculation was NASDAQ Insurance Index which is also reported in the Form 10-K in the Market Performance Graph.

(7)    Net Income (Loss) represents GAAP Net Income (Loss) In the audited consolidated financial statements as reported on the Company's Annual Report on Form 10-K.

(8)    In Force Premium ("IFP") is a Company selected performance measure, per the requirements of item 402(v) of Regulation S-K.

(9)    Adjusted EBITDA is a Company selected performance measure, per the requirements of item 402(v) of Regulation S-K. Adjusted EBITDA is a non-GAAP measure. For a reconciliation of the differences between Adjusted EBITDA and the most directly comparable financial measure calculated and presented in accordance with GAAP, see Item 7 – Non-GAAP Financial Measures in the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

Company-Selected Measure (CSM) and Other Financial Reporting Measures

The following financial performance measures are used to link NEO compensation actually paid to Company performance during the most recently completed fiscal year.

•In Force Premium
•Adjusted EBITDA

Relationship of Compensation Actually Paid and Performance Measures

The following charts describe the relationship of CAP to the performance measures listed in the PvP Table above. Generally, CAP has low correlation with the financial measures for the years shown in the charts below. Lemonade places significant emphasis on equity compensation, which is sensitive to stock price changes. Due to the sensitivity of CAP to stock price changes, the timing of the grants and the changes in stock price thereafter significantly influence the Compensation Actually Paid each year, as determined under Item 402(v) of Regulation S-K.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2023, with respect to the shares of the Company’s common stock that may be issued under the Company’s existing compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, RSUs, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, RSUs, Warrants, and Rights (2)(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (4)
Equity compensation plans approved by security holders (1) (2)	13,163,992	$37.26	7,606,547
Equity compensation plans not approved by security holders	—	$—	—
Total	13,163,992		7,606,547

(1)
Consists of Lemonade, Inc.’s 2020 Incentive Compensation Plan (the “2020 Plan”), Lemonade, Inc.'s 2020 Employee Stock Purchase Plan Employee Stock Purchase Plan (the "2020 ESPP"), Metromile's 2011 Incentive Stock Plan (the "2011 Plan") and Metromile's 2021 Incentive Stock Plan (the "2021 Plan").

(2)
Includes 4,686,527 shares of common stock issuable upon exercise of stock options under the 2020 Plan, inclusive of available shares previously reserved for issuance under the 2015 Plan. Includes 72,410 shares of common stock issuable upon exercise of stock options under the 2011 Plan. Includes 331,797 shares of common issuable upon exercise of stock options under the 2021 Plan. No securities have been issued under Lemonade Inc.'s 2020 ESPP.

(3)	As of December 31, 2023, the weighted average exercise price of outstanding options under the 2020 Plan, inclusive of available shares previously reserved for issuance under the 2015 Plan, was $37.26.
(4)
Includes 7,606,547 shares available for future issuance under our 2020 Plan. The 2020 Plan provides for an annual increase on the first day of each calendar year beginning January 1, 2021 and ending on and including January 1, 2030, equal to the lesser of (A) 5% of the aggregate number of shares of common stock outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares as is determined by the board of directors, provided that no more than 3,650,000 shares be available for issuance pursuant to the exercise of incentive stock options. On January 1, 2024, the 2020 Plan was increased by 3,508,185 shares, equal to the lesser of 5% of the aggregate number of outstanding common stock as of December 31, 2023. On January 1, 2023, the Board took action such that no shares were added to the 2020 ESPP. The number of shares available for issuance under the 2020 ESPP will be annually increased on January 1 of each calendar year beginning January 1, 2021 and ending on and including January 1, 2030, by an amount equal to the lesser of (A) 1,000,000 Shares, (B) 1% of the shares outstanding on the final day of the immediately preceding calendar year and (C) such smaller number of shares as is determined by the board of directors. On January 1, 2024, the Board took action such that no shares were added to the 2020 ESPP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to holdings of our common stock by (i) stockholders known to us who beneficially owned more than 5% of the outstanding shares of our common stock and (ii) each of our directors (which includes all nominees), each of our named executive officers and all directors and executive officers as a group, in each case as of April 11, 2024, unless otherwise indicated.
The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Unless otherwise indicated, the address of all listed stockholders is c/o Lemonade, Inc., 5 Crosby Street, New York, New York 10013. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise.
We have based our calculation of the percentage of beneficial ownership on 70,501,578 shares of our common stock outstanding as of April 11, 2024.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% or Greater Stockholders
SoftBank Group Capital Ltd. (1)	11,983,384	17.0%
The Vanguard Group (2)	5,198,167	7.4%
Baillie Gifford & Co. (3)	4,549,693	6.5%
BlackRock, Inc. (4)	4,065,467	5.8%
Named Executive Officers and Directors
Daniel Schreiber (5)	1,942,049	2.8%
Shai Wininger (6)	3,625,549	5.1%
Tim Bixby(7)	744,715	1.1%
Adina Eckstein(8)	202,670	*
John Peters (9)	232,831	*
Maya Prosor (10)	301,748	*
Michael Eisenberg (11)	1,985,413	2.8%
Dr. Samer Haj-Yehia	—	*
Mwashuma Nyatta (12)	9,852	*
Debra Schwartz	1,428	*
All current executive officers and directors as a group (10 persons)(13)	9,046,255	12.5%

*	Represents beneficial ownership of less than 1%.
(1)
Based solely on a Schedule 13G/A filed on February 13, 2024 and information known to us. Consists of 11,983,384 shares of common stock held by SoftBank Group Capital Ltd. Pursuant to Article IV, Section D of our Amended and Restated Certificate of Incorporation, the positive excess number of votes of SoftBank Group Capital Ltd. over 9.90% of the total number of votes that may be cast by all the then issued and outstanding shares of our common stock and preferred stock shall be distributed pro rata among all of the other stockholders not subject to the restrictions set forth in Section D, provided that if any such distribution would result in any other stockholder receiving voting rights in excess of those permitted to be exercised by such stockholder, any such excess number of votes shall itself be distributed pro rata as set forth in Article IV, Section D. The address of SoftBank Group Capital Ltd. is 69 Grosvenor Street, London, England, United Kingdom W1K 3JP.

(2)
Based solely on a Schedule 13G/A filed on February 13, 2024. The Vanguard Group has shared voting power over 41,892 shares, sole dispositive power over 5,099,861 shares and shared dispositive power over 98,306 shares of common stock. The address of Vanguard is 100 Vanguard Blvd. Malvern, PA 19355.

(3)
Based solely on a Schedule 13G/A filed on January 29, 2024. Baillie Gifford & Co. has sole voting power over 4,519,901 shares and sole dispositive power over 4,549,693 shares of common stock. The shares beneficially owned by Baillie Gifford & Co. are held by Baillie Gifford & Co. and/or one or more of its investment adviser subsidiaries, which may include Baillie Gifford Overseas Limited, on behalf of investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds or other institutional clients. The address for these entities is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland UK.

(4)
Based solely on a Schedule 13G filed on January 29, 2024. BlackRock, Inc. has sole voting power over 3,974,661 shares and sole dispositive power over 4,065,467 shares of common stock. The address of BlackRock is 50 Hudson Yards New York, NY 10001.

(5)
Based on a Schedule 13G/A filed on February 14, 2024 and information known to the Company. Consists of (i) 50,000 shares of common stock, (ii) 1,650,741 shares of common stock held by Dan and Dan Ltd., and (iii) 241,308 shares of common stock underlying stock options that are or will become exercisable within 60 days of April 11, 2024. Mr. Schreiber is the Chief Executive Officer of Dan and Dan Ltd. and has the sole power to vote or dispose of the shares of the common stock held by Dan and Dan Ltd.

(6)
Based on a Schedule 13G/A filed on February 14, 2024, and information known to the Company. Consists of (i) 1,691,829 shares of common stock, (ii) 1,692,412 shares of common stock held of record by Wininger Holdings Israel Ltd, and (iii) 241,308 shares of common stock underlying stock options that are or will become exercisable within 60 days of April 11, 2024. Mr. Wininger has sole voting and dispositive power over 1,691,829 shares of common stock.

(7)
Consists of (i) 236,750 shares of common stock,(ii) 15,012 restricted stock units that will vest into shares of common stock within 60 days of April 11, 2024, and (iii) 492,953 shares of common stock subject to options that will be exercisable within 60 days of April 11, 2024.

(8)
Consists of (i) 48,720 shares of common stock and (ii) 17,400 restricted stock units that will vest into shares of common stock within 60 days of April 11, 2024, and (iii) 136,550 shares of common stock subject to options that will be exercisable within 60 days of April 11, 2024.

(9)
Consists of (i) 11,590 shares of common stock, (ii) 5,296 restricted stock units that will vest into shares of common stock within 60 days of April 11, 2024, and (iii) 215,945 shares of common stock subject to options that will be exercisable within 60 days of April 11, 2024.

(10)
Consists of (i) 81,637 shares of common stock, (ii) 19,224 restricted stock units that will vest into shares of common stock within 60 days of April 11, 2024, and (iii) 200,887 shares of common stock subject to options that are or will become excercisable within 60 days of April 11, 2024.

(11)
Based on a Schedule 13G/A filed on February 14, 2022, and information known to the Company. Consists of (i) 1,708,717 shares of common stock held through Aleph, L.P., (ii) 170,026 shares of common stock held through Aleph-Aleph, L.P., and (iii) 106,670 shares of common stock held by Mr. Eisenberg. Aleph Equity Partners, L.P. is the general partner of Aleph, L.P. and Aleph-Aleph, L.P., and Aleph EP, Ltd is the general partner of the Aleph Equity Partners, L.P., Aleph Equity Partners, L.P. and Aleph EP, Ltd may be deemed to have sole power to vote and dispose of the shares held through Aleph, L.P. and Aleph-Aleph, L.P. Mr. Eisenberg is a director of Aleph EP, Ltd. and may be deemed to have shared power to vote and dispose of the shares held by each of these entities. Mr. Eisenberg has sole voting and dispositive power over 106,670 shares of common stock and shared voting and dispositive power over 1,878,723 shares of common stock. The address for each of the entities and individuals listed above is 32 Rothschild Blvd., Tel Aviv, Israel 61291.

(12)
Consists of (i) 7,800 restricted stock units that will vest into shares of common stock within 60 days of April 11, 2024 and (ii) 2,052 shares of common stock subject to options that are or will become exercisable within 60 days of April 11, 2024.

(13)
Consists of (i) 7,450,520 shares of common stock, (ii) 1,452,687 shares of common stock subject to options that are or will be exercisable within 60 days of April 11, 2024, and (iii) 143,048 restricted stock units that will vest into shares of common stock within 60 days of April 11, 2024.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Policies and Procedures for Related Person Transactions
Our Board of Directors has adopted a Related Person Transaction Policy, whereby our Audit Committee reviews all relevant facts and circumstances relating to any related person transactions. Our Audit Committee must review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics, and either approve or disapprove the related person transaction. If advance Audit Committee approval of a related person transaction requiring the Audit Committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the Audit Committee subject to ratification of the transaction by the Audit Committee at the Audit Committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person transaction, then upon such recognition the transaction will be presented to the Audit Committee for ratification at the Audit Committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. Our management will update the Audit Committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then current related person transactions. No director may participate in approval of a related person transaction for which he or she is a related person.
The following are certain transactions, arrangements and relationships with our directors, executive officers and stockholders owning 5% or more of our outstanding common stock, or any member of the immediate family of any of the foregoing persons other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation.”
Investors’ Rights Agreement
We are party to an Amended and Restated Investors’ Rights Agreement (the “Investors’ Rights Agreement”), dated as of October 14, 2022, with certain holders of our capital stock, including, among others, affiliates of SoftBank Group Corp. Under our Investors’ Rights Agreement, certain holders of our capital stock have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing. Pursuant to the Investors’ Rights Agreement, certain holders of our common stock and warrants are entitled to rights with respect to the registration of their shares under the Securities Act of 1933, as amended (the "Securities Act").
The registration rights set forth in the Investors’ Rights Agreement will expire (a) on October 14, 2029 or (b) with respect to any particular stockholder, when such stockholder is able to sell all of its shares pursuant to Rule 144 of the Securities Act or holds 1% or less of the Company’s outstanding common stock and all Registrable Securities (as such term is defined in the Investors’ Rights Agreement) held by such holder can be sold in any three month period, in compliance with Rule 144. We will pay the registration expenses (other than underwriting discounts and commissions) of the holders of the shares registered pursuant to the registrations described below. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include.

Demand Registration Rights
Certain holders under the Investors’ Rights Agreement are entitled to certain demand registration rights. The holders of at least a majority of these shares then outstanding can request that we register the offer and sale of their shares. Such request for registration must cover securities, the anticipated aggregate public offering price of which is at least $15 million. We are obligated to effect only two such registrations that have been declared or ordered effective. If we determine in good faith that it would be seriously detrimental to us and our stockholders to effect such a demand registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days.
Piggyback Registration Rights
If we propose to register the offer and sale of shares of our common stock under the Securities Act, in connection with the public offering of such common stock certain holders will be entitled to certain “piggyback” registration rights allowing such holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (i) a registration pursuant to the demand registration rights described above, (ii) a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities that are also being registered, (iii) a registration related to any stock plan, (iv) a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act, or (v) a registration on any registration form which does not include substantially the same information as would be required to be included in a registration statement covering the public offering of our common stock, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.
S-3 Registration Rights
Under the Investors’ Rights Agreement, holders of at least 20% of the registrable securities may make a written request that we register the offer and sale of their shares on a registration statement on Form S-3. The Company will not be obligated to effect any such registration if (i) Form S-3 is not available for such offering by the holders, (ii) the holders, together with the holders of any other securities of the company entitled to inclusion in such registration, propose to sell securities at an aggregate price to the public of less than $10 million, net of any underwriters’ discounts or commissions, (iii) the Company has effected two registrations on Form S-3 within the 12-month period preceding the date of the request, and (iv) the Company determines in good faith that it would be seriously detrimental to us and our stockholders to effect such a registration, in which case we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days.
Other Transactions
We use the services of a travel agency owned by a relative of one of our directors. During the year ended December 31, 2023, we incurred travel related expenses in the amount of approximately $0.1 million in connection with these services. There were no outstanding amounts due to or from related parties as of December 31, 2023.

Limitation on Liability and Indemnification of Officers and Directors

We have entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

In addition, our Restated Certificate of Incorporation and Amended and Restated Bylaws, provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our Amended and Restated Bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our Amended and Restated Bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

The limitation of liability and indemnification provisions that are included in our Restated Certificate of Incorporation, our Amended and Restated Bylaws, and indemnification agreements with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions.

At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees, or other agents or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against losses arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

STOCKHOLDERS' PROPOSALS
Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2025 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our offices at 5 Crosby St. 3rd Floor, New York, New York 10013 in writing not later than December 25, 2024.

Stockholders intending to present a proposal at the 2025 Annual Meeting of Stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Amended and Restated Bylaws. Our Amended and Restated Bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not earlier than the 120th day and not later than the 90th day prior to the anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal or nomination for the 2025 Annual Meeting of Stockholders no earlier than February 5, 2025 and no later than March 7, 2025. The notice must contain the information required by the Amended and Restated Bylaws, a copy of which is available upon request to our Secretary. In the event that the date of the 2025 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after June 5, 2025, then our Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2025 Annual Meeting and not later than the 90th day prior to the 2025 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by us. In addition to satisfying the foregoing requirements under our Amended and Restated Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19(b) under the Exchange Act.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely on the Company’s review of the reports that have been filed by or on behalf of such person in this regard, we believe that all such persons complied with on a timely basis with all Section 16(a) filing requirements during the fiscal year ended December 31, 2023, except for the following forms that were inadvertently filed late: (i) one Form 4 each reporting two late transactions for each of Timothy Bixby and John Peters.

OTHER MATTERS
Our Board of Directors is not aware of any matter to be presented for action at the Annual Meeting other than the matters referred to above and does not intend to bring any other matters before the Annual Meeting. However, if other matters should come before the Annual Meeting, it is intended that holders of the proxies named on the Company’s proxy card will vote thereon in their discretion.

SOLICITATION OF PROXIES
The accompanying proxy is solicited by and on behalf of our Board of Directors, whose Notice of Annual Meeting of Stockholders is attached to this proxy statement, and the entire cost of our solicitation will be borne by us. In addition to the use of mail, proxies may be solicited by personal interview, telephone, e-mail and facsimile by our directors, officers and other employees who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held by the brokers, nominees, custodians and other fiduciaries. We will reimburse these persons for their reasonable expenses in connection with these activities.
Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at: www.sec.gov.

LEMONADE'S ANNUAL REPORT ON FORM 10-K

A copy of Lemonade’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, including financial statements and schedules thereto but not including exhibits, as filed with the SEC, will be sent to any stockholder of record on April 11, 2024 without charge upon written request addressed to:
Lemonade, Inc.
Attention: Secretary
5 Crosby Street, 3rd Floor
New York, New York 10013

A reasonable fee will be charged for copies of exhibits. You also may access this proxy statement and our Annual Report on Form 10-K at www.proxyvote.com and on our investor relations website at investor.lemonade.com.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ONLINE, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS DESCRIBED IN THIS PROXY STATEMENT. IF YOU RECEIVED A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. PROMPTLY VOTING YOUR SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION.
By Order of the Board of Directors

Dennis Monaghan
General Counsel and Secretary
New York, New York

April 24, 2024

Lemonade

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 4, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/LMND2024

You may attend the meeting via the Internet and vote during the meeting. We recommend, however, that you vote before the meeting even if you plan to participate in the meeting, since you can change your vote during the meeting by voting when the polls are open. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 4, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V39948-P10639 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LEMONADE, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Class I Directors:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Daniel Schreiber
02) Mwashuma Nyatta

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
3. To approve on an advisory (non-binding) basis the compensation of the Company's named executive officers.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V39949-P10639

LEMONADE, INC.
Annual Meeting of Stockholders
June 5, 2024 10:00 AM Eastern Time
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of Lemonade, Inc., hereby appoint(s) Daniel Schreiber and Shai Wininger, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of Lemonade, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM Eastern Time on June 5, 2024, via a live webcast at www.virtualshareholdermeeting.com/LMND2024, and any adjournment, continuation or postponement thereof.

Such proxies are authorized to vote in their discretion (x) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors did not know would be presented at the Annual Meeting of Stockholders by a reasonable time before the proxy solicitation was made, and (z) on such other business as may properly be brought before the meeting or any adjournment, continuation or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side